Exhibit 10.7

$110,000,000

CREDIT AGREEMENT

among

ENOVATION CONTROLS, LLC,

as Borrower,

CERTAIN SUBSIDIARIES THEREOF,

as Subsidiary Guarantors

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

as Lenders

and

BOKF, NA dba BANK OF OKLAHOMA,

as Administrative Agent, Swingline Lender and LC Issuer

HSBC BANK USA, NATIONAL ASSOCIATION

as Syndication Agent

KEYBANK NATIONAL ASSOCIATION,

as Documentation Agent

Dated as of June 30, 2014

BOKF, NA dba BANK OF OKLAHOMA,

as Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE I
DEFINITIONS	1
1.1 Defined Terms.	1
1.2 Accounting Terms and Calculations.	26
1.3 Terms Defined in UCC.	26
1.4 Other Definitional Provisions.	26
ARTICLE II
AMOUNTS AND TERMS OF COMMITMENTS	27
2.1 Term Commitments.	27
2.2 Procedure for Term Loan Borrowing.	28
2.3 Repayment of Term Loans.	28
2.4 Revolving Commitments.	28
2.5 Procedure for Revolving Loan Borrowing.	29
2.6 Letters of Credit.	29
2.7 Swingline Loans.	33
2.8 Fees.	34
2.9 Termination or Reduction of Revolving Commitments.	34
2.10 Optional Prepayments.	35
2.11 Mandatory Prepayments and Commitment Reductions.	35
2.12 Conversion and Continuation Options.	36
2.13 Limitations on LIBOR Tranches.	36
2.14 Interest Rates and Payment Dates.	37
2.15 Computation of Interest and Fees.	38
2.16 Inability to Determine Interest Rate.	38
2.17 Pro Rata Treatment and Payments.	38
2.18 Requirements of Law.	40
2.19 Taxes.	41
2.20 Indemnity.	44
2.21 Change of Lending Office.	45
2.22 Replacement of Lenders.	45
2.23 Defaulting Lenders.	46
2.24 Increase Option.	47
2.25 Repayment of Loans; Evidence of Debt.	49
ARTICLE III
REPRESENTATIONS AND WARRANTIES	50
3.1 Financial Condition.	50
3.2 No Change.	50
3.3 Existence; Compliance with Law.	50
3.4 Power; Authorization; Enforceable Obligations.	50
3.5 No Legal Bar.	51
3.6 Litigation.	51
3.7 No Default.	51
3.8 Ownership of Property; Liens.	51
3.9 Intellectual Property.	51

3.10 Taxes.	52
3.11 Federal Regulations.	52
3.12 Labor Matters.	52
3.13 ERISA.	52
3.14 Investment Company Act; Other Regulations.	53
3.15 Subsidiaries.	53
3.16 Environmental Matters.	53
3.17 Accuracy of Information.	54
3.18 Collateral Documents.	55
3.19 Solvency.	55
3.20 Anti-Terrorism Laws.	55
ARTICLE IV
AFFIRMATIVE COVENANTS	56
4.1 Financial Statements.	56
4.2 Certificates; Other Information.	57
4.3 Notices.	58
4.4 Payment of Tax and Government Liabilities.	59
4.5 Maintenance of Existence; Compliance.	59
4.6 Maintenance of Property; Insurance.	60
4.7 Inspection of Property; Books and Records; Discussions.	61
4.8 Environmental Laws.	61
4.9 Additional Collateral.	62
4.10 Use of Proceeds.	63
4.11 Deposit Accounts.	63
4.12 Anti-Corruption Laws.	64
ARTICLE V
NEGATIVE COVENANTS	64
5.1 Indebtedness.	64
5.2 Liens.	65
5.3 Fundamental Changes.	67
5.4 Disposition of Property.	68
5.5 Distributions.	68
5.6 Investments and Acquisitions.	69
5.7 Optional Payments and Modifications of Certain Debt Instruments.	70
5.8 Transactions with Affiliates.	70
5.9 Sales and Leasebacks.	71
5.10 Changes in Fiscal Periods.	71
5.11 Negative Pledge Clauses.	71
5.12 Clauses Restricting Subsidiary Distributions.	72
5.13 Lines of Business.	72
5.14 Anti-Terrorism Law.	72
5.15 Anti-Corruption Law.	72
5.16 Embargoed Person.	73
5.17 Anti-Money Laundering.	73
ARTICLE VI
FINANCIAL COVENANTS.	73

6.1 Total Leverage Ratio.	73
6.2 Consolidated Fixed Charge Coverage Ratio.	73
ARTICLE VII
CONDITIONS PRECEDENT	74
7.1 Conditions to Initial Loans.	74
7.2 Conditions to Each Credit Extension.	75
ARTICLE VIII
EVENTS OF DEFAULT	76
8.1 Events of Default.	76
8.2 Termination of Commitments; Acceleration.	78
ARTICLE IX
EXPENSES AND INDEMNITY.	79
9.1 Reimbursement of Certain Fees and Expenses.	79
9.2 Indemnity.	79
9.3 Waiver of Consequential and Punitive Damages.	80
9.4 Survival.	80
ARTICLE X
THE ADMINISTRATIVE AGENT	80
10.1 Appointment and Authorization.	80
10.2 Action by Administrative Agent.	81
10.3 Consultation with Experts.	81
10.4 Liability of Administrative Agent.	81
10.5 Indemnification.	82
10.6 Right to Request and Act on Instructions.	82
10.7 Credit Decision.	82
10.8 Collateral Matters.	82
10.9 Agency for Perfection.	83
10.10 Notice of Default.	83
10.11 Successor Administrative Agent.	83
10.12 Right to Perform, Preserve and Protect.	84
10.13 Additional Titled Agents.	84
ARTICLE XI
SUBSIDIARY GUARANTY	84
11.1 Obligations Guaranteed.	84
11.2 Nature of Guaranty.	84
11.3 Administrative Agent’s Rights.	85
11.4 Waivers.	85
11.5 Maturity of Obligations, Payment.	86
11.6 Administrative Agent’s Expenses.	86
11.7 Liability.	87
11.8 Events and Circumstances Not Reducing or Discharging any Subsidiary Guarantor’s Obligations.	87
11.9 Subordination of All Subsidiary Guarantor Claims.	89
11.10 Claims in Bankruptcy.	90
11.11 Payments Held in Trust.	90
11.12 Benefit of Guaranty.	90

11.13 Reinstatement.	90
11.14 Liens Subordinate.	91
11.15 Subsidiary Guarantors’ Enforcement Rights.	91
11.16 Limitation.	91
11.17 Contribution Rights.	91
11.18 Keepwell.	92
11.19 Release of Subsidiary Guarantors.	92
ARTICLE XII
MISCELLANEOUS	93
12.1 Amendments and Waivers.	93
12.2 Notices.	94
12.3 No Waiver; Cumulative Remedies.	94
12.4 Survival of Representations and Warranties.	95
12.5 Successors and Assigns; Participations and Assignments.	95
12.6 Adjustments; Set-off.	98
12.7 Counterparts.	99
12.8 Severability.	99
12.9 Integration.	99
12.10 GOVERNING LAW.	99
12.11 Submission To Jurisdiction; Waivers.	99
12.12 Acknowledgements.	100
12.13 Releases of Guarantees and Liens.	100
12.14 Confidentiality.	101
12.15 WAIVERS OF JURY TRIAL.	101
12.16 USA PATRIOT Act.	102

SCHEDULES:
1.1	-	Commitments
3.6	-	Pending Litigation
3.15	-	Subsidiaries
3.18	-	UCC Filing Locations
4.11	-	Deposit Accounts
5.1	-	Existing Indebtedness
5.2	-	Existing Liens
5.6	-	Investments
5.8	-	Transactions with Affiliates
EXHIBITS:
A	-	Form of Term Note
B-1	-	Form of Revolving Note
B-2		Form of Swingline Note
C	-	Form of Security Agreement
D	-	Form of Notice of Borrowing
E	-	Form of Notice of Letter of Credit Event

F	-	Form of Notice of Continuation/Conversion
G	-	Form of Compliance Certificate
H	-	Form of Exemption Certificate
I	-	Form of Assignment and Assumption
J	-	Items to be Covered by Legal Opinion of Fulbright & Jaworski LLP

CREDIT AGREEMENT

THIS CREDIT AGREEMENT is entered into as of June 30, 2014, among ENOVATION CONTROLS, LLC, an Oklahoma limited liability company (the “Borrower”), the SUBSIDIARY GUARANTORS (hereinafter defined), the several banks and other financial institutions or entities from time to time parties hereto (collectively, the “Lenders” and individually, a “Lender”), and BOKF, NA dba BANK OF OKLAHOMA, as administrative agent for the Lenders and as Swingline Lender and LC Issuer.

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Unless the context otherwise requires, the following terms used herein shall be construed and controlled by the following definitions:

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Acquisition Consideration” means the purchase consideration for any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests (other than Equity Interests of PubCo) or of assets or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, based upon the Borrower’s reasonable estimate of any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by the Borrower or any of its Subsidiaries.

“Adjustment Date” means the first Business Day after the then most recent financial statements are delivered pursuant to Section 4.1(a) or (b), as applicable, and the accompanying Compliance Certificate is delivered pursuant to Section 4.2. If the Borrower fails to deliver the financial statements and accompanying Compliance Certificate to the Administrative Agent and the Lenders at the time required by Sections 4.1(a) or (b), as applicable, and Section 4.2, then the Adjustment Date shall be one Business Day following the date the applicable financial statements and Compliance Certificate were required to be so delivered.

“Administrative Agent” means BOKF, NA dba Bank of Oklahoma, together with its Affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person has “control” over another Person if such Person has the ability to exercise a controlling influence over the management and policies of the other Person.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Loans and participations in Letter of Credit Liabilities then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Credit Agreement, including all schedules and exhibits attached hereto, as it may be amended, modified, supplemented or restated from time to time in accordance with the provisions hereof.

“Alternate Base Rate” means, for any day, the rate equal to the highest on such day of (a) the rate per annum designated as the “National Prime Rate” as published by The Wall Street Journal, (b) the Federal Funds Rate, plus 0.50%, or (c) the LIBOR Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed LIBOR Loan with a one-month Interest Period plus 1.00%. Any change in the Alternate Base Rate due to a change in the “National Prime Rate,” the Federal Funds Rate or such LIBOR Rate shall be effective as of the opening of business on the day of such change in the “National Prime Rate,” the Federal Funds Rate or such LIBOR Rate, respectively.

“Anti-Corruption Laws” means all Laws of any jurisdiction applicable to the Borrower and its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” has the meaning set forth in Section 3.20.

“Applicable Margin” or “Applicable Fee Rate,” as applicable means, for any day, with respect to any ABR Loan or LIBOR Loan or with respect to the non-use fees and letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Margin,” “LIBOR Spread,” “Letter of Credit Fee” or “Non-Use Fee,” as the case may be, determined by reference to the applicable Total Leverage Ratio in effect on such date as set forth in the pricing grid below:

Pricing Level	Total Leverage Ratio	ABR Margin	LIBOR Margin	Non-Use Fee Rate	Letter of Credit Fee Rate
I	≥ 2.50	1.500%	2.500%	0.350%	2.500%

II	≥ 2.00, but < 2.50	1.000%	2.000%	0.300%	2.000%

III	≥ 1.50, but < 2.00	0.750%	1.750%	0.250%	1.750%

IV	≥ 1.00, but < 1.50	0.500%	1.500%	0.200%	1.500%

V	< 1.00	0.250%	1.250%	0.150%	1.250%

The Applicable Margin and Applicable Fee Rate, as applicable, shall be based upon the Total Leverage Ratio as of the last day of each fiscal quarter in accordance with the foregoing table and shall be determined based upon the information set forth in the financial statements delivered pursuant to Section 4.1(a) or (b), as applicable, following the end of each fiscal quarter and the accompanying Compliance Certificate delivered pursuant to Section 4.2(a). Adjustments, if any, to the Applicable Margin and Applicable Fee Rate shall take effect on the applicable Adjustment Date and shall remain in effect until the next change to be effected pursuant to this paragraph. If the Borrower fails to deliver the financial statements and accompanying Compliance Certificate to the Administrative Agent and the Lenders at the time required by Sections 4.1(a) or (b), as applicable, and Section 4.2(a), then the Applicable Margin and Applicable Fee Rate from and after the applicable Adjustment Date shall be at Pricing Level I set forth in the foregoing table until five days after such financial statements and Compliance Certificate are so delivered. Until the first Adjustment Date following the Closing Date, the Applicable Margin and Applicable Fee Rate shall be based upon Pricing Level III.

“Approved Fund” has the meaning set forth in Section 12.5(b).

“Asset Sale” means any Disposition of Property (or series of related Dispositions of Property), excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h) or (i) of Section 5.4, that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000 per Disposition (or series of related Dispositions); provided, however, that the term “Asset Sale” shall not be construed to include the sale of Equity Interests in the Borrower to PubCo or employees of any Group Member.

“Assignee” has the meaning set forth in Section 12.5(b).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit I.

“Available Revolving Commitment” means, as to any Revolving Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Loans and participations in Letter of Credit Liabilities and Swingline Loans then outstanding.

“Benefitted Lender” has the meaning set forth in Section 12.6(a).

“Borrower” means Enovation Controls, LLC, an Oklahoma limited liability company.

“Borrowing Date” any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Tulsa, Oklahoma, are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures” means, for any period with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that, in conformity with GAAP, would be classified as “property, plant or equipment” or any comparable items on a cash flow statement of such Person and its Subsidiaries.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within 270 days from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A2 by Moody’s; (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and (i) investments in certificates of deposit with a depository institution participating in the Certificate of Deposit Account Registry Service (CDARS) network maturing within one year from the date of acquisition thereof, if the amount so invested is unconditionally guaranteed by the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States). With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, or in Euros or Dollars.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, including imputed interest expense for Capital Lease Obligations and excluding any interest expense not payable in cash (such as, for example, amortization of discount, amortization of debt issuance costs and interest payable-in-kind).

“Change in Law” means, the adoption or taking effect of, or any change in, any Law, or any change in the interpretation, administration or application of any Law by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or compliance by any Lender with any request, guideline or directive (whether or not having the force of law) of any such authority, central bank or comparable agency occurring after the Closing Date, provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Change of Control” means, (i) prior to the successful completion of the IPO, the failure of the Permitted Investors, either directly or through the Existing Members, to own and Control at least 50.1% of the Equity Interests in the Borrower, and (ii) within one year following the successful completion of the IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding the Permitted Investors (either directly or through the Existing Members), shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of greater than 35% of the Equity Interests of PubCo with ordinary voting power for the election of directors of PubCo unless any combination of the Permitted Investors (either directly or through the Existing Members), directly or indirectly, owns or Controls a greater percentage.

“Closing Date” means the time and date, as specified in Section 7.1, on which the Loan Documents are delivered by the parties and the conditions precedent set forth in Section 7.2 have been satisfied.

“Closing Date Distribution” means the cash Distribution to be made by the Borrower to the Existing Members on the Closing Date in the principal amount not to exceed $60,000,000.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Collateral” means all property of the Loan Parties or any other Person, now owned or hereafter acquired, upon which a Lien is granted or created (or intended to be granted or created) in favor of the Administrative Agent pursuant to any Collateral Document to secure repayment of the Obligations (or any portion thereof).

“Collateral Documents” means, collectively, the Security Agreement, any Mortgages, and all other security agreements, pledge agreements, mortgages, assignments, financing statements, and other documents executed or to be executed in connection with the grant, creation, perfection or continuation of the Liens covering the Collateral.

“Commitment” means, as to any Lender, the sum of the Term Commitment and the Revolving Commitment of such Lender.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §§ 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity” means an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower that is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate” means a certificate duly executed by a Responsible Officer substantially in the form of Exhibit G.

“Consolidated Amortization Expense” means, for any period, the amortization expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Depreciation Expense” means, for any period, the depreciation expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus the sum of (a) Consolidated Interest Expense for such period, (b) Consolidated Amortization Expense for such period, (c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period, (e) costs, fees, expenses, and charges for such period, not to exceed $5,000,000 for such period, relating to (1) the Transactions, (2) any issuance of Equity Interests in the Borrower or PubCo, including the IPO, (3) the reorganization associated with the IPO, and (4) any Permitted Acquisition, and (f) the aggregate amount of all other non-cash charges (other than any write down or write off of receivables or any other payment rights similar to receivables) reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and minus the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period. With respect to any proposed Permitted Acquisition or Disposition (other than any asset Disposition in the ordinary course of business), Consolidated EBITDA shall be calculated on a pro forma basis to give effect to such Permitted Acquisition or Disposition consummated at any time on or after the first day of the four consecutive fiscal quarters thereof as if each such Permitted Acquisition had been effected on the first day of such four-quarter period and as if each such Disposition had been consummated on the day prior to the first day of such four-quarter period.

“Consolidated Fixed Charge Coverage Ratio” means, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated EBITDA for such period, minus the sum of (i) unfinanced Capital Expenditures for such period, (ii) cash taxes for such period, and (iii) Distributions for such period (but excluding the Closing Date Distribution), in each case determined for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, to (b) Cash Interest Expense for such period, plus scheduled principal payments on all Funded Debt of the Borrower and its Subsidiaries for such period.

“Consolidated Indebtedness” means, at any particular date, all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date, but excluding Indebtedness of the type described in clause (j) of the definition thereof.

“Consolidated Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the sum of (a) interest expense determined in accordance with GAAP for such period (net of any cash interest income), plus (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense (but excluding the amortization of debt issuance costs in connection with the Transactions) and (iii) the portion of any payments of accruals with respect to Capital Lease Obligations allocable to interest expense and (b) capitalized interest.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded therefrom without duplication:

(a) the income or loss of any Person (other than consolidated Subsidiaries of the Borrower) in which any other Person (other than the Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Borrower or any of its Subsidiaries by such Person during such period;

(b) any net after-tax income (loss) from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations;

(c) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries;

(d) the income of any consolidated Subsidiary to the extent that declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Contractual Obligations and Requirements of Law;

(e) any (i) extraordinary gain (or extraordinary loss) realized during such period by the Borrower or any of its Subsidiaries or (ii) gain (or loss) realized during such period by the Borrower or any of its Subsidiaries upon any Disposition (other than Dispositions in the ordinary course of business), in each case, together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Borrower or any of its Subsidiaries during such period;

(f) unrealized gains and losses with respect to Swap Agreements during such period;

(g) purchase accounting or similar accounting adjustments required or permitted by GAAP in connection with any Permitted Acquisition;

(h) to the extent reflected in the calculation of such net income or loss, payments under earn-outs to which the seller in any Permitted Acquisition or Disposition becomes entitled;

(i) the cumulative effect of a change in accounting principles during such period; and

(j) non-recurring or unusual gains (losses) that the Administrative Agent has agreed may be excluded from the calculation of Consolidated Net Income.

“Consolidated Tax Expense” means, for any period, the tax expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Tax Liability” means, with respect to a taxable year (or portion thereof) beginning as of the first day of such taxable year (or portion thereof) and ending on the last day of the most recent relevant determination date, the product of (x) the cumulative excess of taxable income over taxable losses of the Borrower for such taxable year (or portion thereof), calculated without regard to (A) any gain or loss attributable to or realized in connection with a sale of all or substantially all of the assets of the Borrower, and (B) for clarity, any tax deductions or basis adjustments of any member of Borrower arising under Section 743 of the Code, and (y) the highest combined marginal federal, state and local tax rate then applicable (including any Medicare Contribution tax on net investment income) to an individual (or, if higher, to a corporation) resident in Tulsa, Oklahoma (assuming the maximum limitations on the use of deductions for state and local taxes).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar federal or state debtor relief Laws from time to time in effect and affecting the rights of creditors generally.

“Default” means any the occurrence of any of events or the existence of any circumstances specified in Article VIII, which with the giving of notice, the lapse of time, or both, would be an Event of Default.

“Defaulting Lender” means any Lender, that has (a) failed to fund any portion of its Revolving Loans within three Business Days of the date required to be funded by it hereunder (unless such Lender has notified the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) notified the Borrower, the Administrative Agent or any Lender orally or in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, the other Loan Documents or under other agreements in which it commits to extend credit (unless such oral or written notification or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding under this Agreement cannot be satisfied); (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement or the other Loan Documents relating to its obligations to fund prospective Revolving Loans or participations in Letters of Credit or Swingline Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance satisfactory to the Administrative Agent; (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; (e) as to which Administrative Agent has a good faith belief that such Lender has defaulted in fulfilling its obligations (as a lender, agent or letter of credit issuer) generally under other syndicated credit facilities (provided, that, with respect to each Lender that is not an Affiliate of the Loan Parties, the Borrower shall have consented to the determination that such Lender is a “Defaulting Lender” pursuant to this clause (e)); or (f) (i) become or is insolvent or has a parent company that has become or is insolvent or made a general assignment for the benefit of creditors, or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or for any substantial part of its assets, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a direct or indirect parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or for any substantial part of its assets or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Default Rate” has the meaning set forth in Section 2.14(c).

“Designated Person” means any Person listed on a Sanctions List.

“Disposition” means, with respect to any asset or property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” have correlative meanings.

“Distribution” means, as to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest in such Person or any option, warrant or other right to acquire any such Equity Interest in such Person.

“Dollars” and “$” means dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Environmental Laws” means any and all applicable foreign, federal, state, local or municipal laws, rules having the force and effect of law, written orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning protection of worker health or the environment, as now or may at any time hereafter be in effect.

“Equity Interest” means, with respect to any Person, (i) all of the shares of capital stock of (or other ownership, membership, partnership or profit interests in) such Person, (ii) all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership, membership, partnership or profit interests in) such Person, (iii) all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership, membership, partnership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and (iv) all of the other ownership, membership, partnership or profit interests in such Person, whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“Event of Default” means the occurrence of any of the events or existence of any of the circumstances specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Foreign Subsidiary” means any Foreign Subsidiary in respect of which either (a) the pledge of all of the Equity Interests of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

“Excluded Swap Obligation” means (a) with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) and (b) with respect to the Borrower, any Swap Obligation of another Loan Party if, and to the extent that, all or a portion of the joint and several liability of the Borrower with respect to, or the grant by the Borrower of a security interest to secure, as applicable, such Swap Obligation is or becomes illegal under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof), by virtue of such Subsidiary Guarantor’s (in the case of (a)) or the Borrower’s (in the case of (b)) failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of such Subsidiary Guarantor, joint and several liability of the Borrower, or grant of such security interest by such Subsidiary Guarantor or the Borrower, as applicable, becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap Obligation, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Obligations for which such guarantee or security interest or joint and several liability, as applicable, is or becomes illegal.

“Existing Members” means Murphy Group, Inc., an Oklahoma corporation, and EControls Group, Inc., a Texas corporation.

“Facility” means the Term Facility or the Revolving Facility, as applicable.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain fee letter dated May 13, 2014, between the Administrative Agent and the Borrower.

“Fee Payment Date” means (a) the third Business Day following the last day of each March, June, September and December and (b) the last day of the Revolving Commitment Period.

“Financial Covenants” means the covenants set forth in Article VI.

“Foreign Plan” means each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to United States law and is maintained or contributed to by the Borrower or any of its Subsidiaries or any ERISA Affiliate.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“Funded Debt” mean, as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness (other than Indebtedness hereunder) whether or not required to be paid within one year from the date of its creation.

“Funding Office” means the office of the Administrative Agent specified in Section 12.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s consolidated financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Group Members” means the Borrower and its Subsidiaries.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. For the avoidance of doubt, for purposes of determining any Guarantee Obligations of any Subsidiary Guarantor pursuant to the Guaranty or any of the Collateral Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, if applicable) any Excluded Swap Obligation of such Subsidiary Guarantor.

“Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article XI.

“Highest Lawful Rate” has the meaning set forth in Section 2.14(d).

“IPO” means an initial public offering by PubCo of its Equity Interests by means of an effective registration statement under the Securities Act of 1933, as amended (other than on Form S-8 or S-4 (or any successor thereof)), producing net proceeds in excess of $100,000,000, with such net proceeds being used by PubCo to purchase common Equity Interests of the Borrower, whether such Equity Interests are purchased directly from Persons who are members of the Borrower immediately prior to the consummation of the IPO or in connection with a new equity issuance by the Borrower, and resulting in PubCo becoming the sole managing member of the Borrower.

“Indebtedness” of any Person means, at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all obligations of such Person in respect of mandatorily redeemable preferred Equity Interests of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) the Swap Termination Value of all Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding anything to the contrary contained herein, the term “Indebtedness” shall not include (i) any amounts relating to employee consulting arrangements, accrued expenses, deferred rent, deferred taxes, obligations under employment agreements and deferred compensation or (ii) post-closing purchase price adjustments or (except to the extent they are required under GAAP to be reflected on a balance sheet of such Person) earn-outs relating to Permitted Acquisitions.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Intellectual Property” mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) as to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan; (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period; (c) as to any LIBOR Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period; (d) as to any Swingline Loan, the day that such Swingline Loan is required to be repaid and (e) as to any Loan (other than any Revolving Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion or continuation date, as the case may be, with respect to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion or continuation, as the case may be, given with respect thereto and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 a.m., Tulsa time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period under either Facility that would extend beyond the Maturity Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” has the meaning set forth in Section 5.6.

“Laws” means and includes laws (including common law), statutes, treaties, rules, regulations, ordinances and codes of any Governmental Authority.

“LC Disbursement” means a payment made by an LC Issuer pursuant to a Letter of Credit.

“LC Issuer” means BOKF, NA, in its capacity as the issuer of Letters of Credit hereunder. The LC Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by an Affiliate of the LC Issuer or by another Lender, in which case the term “LC Issuer” shall include any such Affiliate or Lender with respect to Letters of Credit issued by such Affiliate or Lender.

“Lender” means each bank or other financial institution from time to time party to this Agreement as a Lender. Unless the context otherwise requires, each reference herein to the “Lenders” shall be deemed to include each LC Issuer and the Swingline Lender.

“Letter of Credit” means a standby or documentary (trade) letter of credit issued for the account of the Borrower or any Subsidiary by the LC Issuer which expires by its terms within one year after the date of issuance and in any event at least 30 days prior to the Maturity Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiry date for one or more successive one-year periods provided that the LC Issuer that issued such Letter of Credit has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the 30th day prior to the Maturity Date.

“Letter of Credit Exposure” means, at any time, the aggregate principal amount of all Letter of Credit Liabilities outstanding at such time. The Letter of Credit Exposure of any Lender at any time shall be its Revolving Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Liabilities” means, at any time of calculation, the sum of (i) without duplication, the amount then available for drawing under all outstanding Letters of Credit, in each case without regard to whether any conditions to drawing thereunder can then be met plus (ii) without duplication, the aggregate unpaid amount of all reimbursement obligations in respect of previous drawings made under all such Letters of Credit.

“LIBOR Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means, with respect to any LIBOR Loan for any Interest Period, a rate (expressed to the fifth decimal place) equal to (i) the rate of interest which is identified and normally published by ICE Benchmark Administration as the offered rate for loans in United States dollars for the applicable Interest Period as of 11:00 a.m. (London time), on the second full Business Day next preceding the first day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); plus (ii) the maximum reserve requirement, if any, then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein). If ICE Benchmark Administration no longer reports the LIBOR Rate or the Administrative Agent determines in good faith that the rate so reported no longer accurately reflects the rate available to the Lenders in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to the Lenders in the London Interbank Market, the Administrative Agent may, using commercially reasonably discretion, select a replacement index.

“LIBOR Tranche” means the collective reference to LIBOR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Lien” means any mortgage, pledge, hypothecation, assignment for security, deposit arrangement for security, encumbrance, lien (statutory or other), charge or other security interest (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan” means any loan made by any Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, and any amendment, waiver, supplement or other modification to any of the foregoing.

“Loan Parties” mean the Borrower and the Subsidiary Guarantors.

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations, prospects or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform or fulfill its material obligations under the terms and conditions of the Loan Documents to which it is a party, or (c) the validity or enforceability of this Agreement or any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date” means June 30, 2019.

“Moody’s” means Moody’s Investors Service, Inc. (or any successor thereto).

“Mortgaged Properties” means the owned real properties of the Borrower or any Subsidiary Guarantor valued in excess of $500,000, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages” means each of the mortgages and deeds of trust made by any Loan Party pursuant to Section 4.9(b) in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, in a form reasonably acceptable to the Administrative Agent.

“Multiemployer Plan” means an employee benefit plan that is covered by Title IV of ERISA, in respect of which the Borrower or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable, purchase price adjustment receivable, release of escrows and reserves or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, sales commissions, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Collateral Document), related escrows, reserves established to fund related contingent liabilities reasonably estimated to be payable and other customary fees, costs and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) for the tax year in which such Asset Sale or Recovery Event occurred, and (b) in connection with any issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, sales commissions, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“New Lender” has the meaning set forth in Section 2.24(a).

“Non-Excluded Taxes” has the meaning set forth in Section 2.19(a).

“Non-U.S. Lender” has the meaning set forth in Section 2.19(d).

“Notes” means, collectively, the Term Notes, the Revolving Notes and the Swingline Note.

“Notice of Borrowing” means a written request from the Borrower for Loans to be made by the Lenders, substantially in the form of Exhibit D.

“Notice of Continuation/Conversion” means a written request from the Borrower for the continuation or conversion of Loans pursuant to Section 2.12, substantially in the form of Exhibit F.

“Notice of LC Event” means a written request for the issuance, amendment, increase or extension of a Letter of Credit, substantially in the form of Exhibit E.

“Obligations” means the unpaid principal of and interest and fees on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding under any Debtor Relief Law, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender (or, in the case of Specified Swap Agreements and Specified Cash Management Agreements, any Affiliate of any Lender or, in the case of Letter of Credit Liabilities, any LC Issuer), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, any Specified Swap Agreement, any Specified Cash Management Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, loan fees, reimbursement obligations, reasonable costs, expenses (including all reasonable fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant to Section 9.1 or otherwise; provided, that the Obligations shall not include Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Participant” has the meaning set forth in Section 12.5(c).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Perfection Certificate” means a certificate in form reasonably acceptable to the Administrative Agent, as the same shall be supplemented from time to time by a Compliance Certificate or otherwise.

“Permitted Acquisition” any Acquisition so long as (a) the assets to be acquired will be used in, or the Person to be acquired is engaged in, as the case may be, a business of the type permitted under Section 5.13, and (b)(i) no Event of Default has occurred and is continuing or would result therefrom, (ii) in the case of an acquisition of Equity Interests, the Person acquired shall become immediately after given effect thereto a Subsidiary Guarantor or be merged into the Borrower or a Subsidiary Guarantor (unless such acquired Person is an Excluded Foreign Subsidiary), and in the case of all Acquisitions, all actions required to be taken under Section 4.9 shall have been taken, (iii) the Borrower and its Subsidiaries shall be in compliance, on a pro forma basis, after giving effect to such Acquisition, with the Financial Covenants, as if such Acquisition (and any related incurrence or repayment of Indebtedness) had occurred on the first day of the relevant period, (iv) any Indebtedness that is incurred, acquired or assumed in connection with such Acquisition shall be in compliance with Section 5.1(h), and (v) in the case of an Acquisition involving Acquisition Consideration of more than $5,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer to the effect set forth in clauses (a), (b)(i) and (b)(iii) above, together with pro forma financial statements of Borrower and its Subsidiaries (as of the last day of the most recently ended fiscal quarter prior to the date of consummation of such Acquisition for which financial statements are required to be delivered pursuant to this Agreement) after giving effect to the consummation of such Acquisition.

“Permitted Investors” means Frank W. Murphy, III and Kennon Guglielmo and their respective Permitted Transferees.

“Permitted Transferee” means (a) any executor, administrator, guardian, conservator or similar legal representative of Frank W. Murphy, III or Kennon Guglielmo, (b) any member of the immediate family of either of such individuals, (c) any trust or similar entity formed by (i) Frank. W. Murphy or Kennon Guglielmo for the benefit of the Persons described in clause (b) or (ii) any Person described in clause (b) above, and (d) any Person acting as agent for any Person described in clauses (a) through (c) above.

“Person” means and includes an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Subsidiary is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prohibited Transaction” has the meaning set forth in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” has the meaning set forth in Section 4.2(c).

“PubCo” means Enovation Controls, Inc., a Delaware corporation, or such other entity formed for the purpose of conducting the IPO.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the Borrower and each Subsidiary Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recovery Event” means any settlement of or payment in respect of (or any series of related settlements of or payments in respect of) any property or casualty insurance claim or any condemnation proceeding relating to any property of any Loan Party.

“Register” has the meaning set forth in Section 12.5(b).

“Regulation U” means Regulation U of the FRB as in effect from time to time.

“Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Loan Party in connection therewith that are not applied to prepay the Term Loans or reduce the Revolving Commitments pursuant to Section 2.11(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire, construct, improve or repair assets useful in its business or for a Permitted Acquisition.

“Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire, construct, improve or repair assets useful in the Borrower’s business (directly or through a Subsidiary) or for a Permitted Acquisition.

“Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) 270 days following of such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire, construct, improve or repair assets useful in the Borrower’s business or for a Permitted Acquisition with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reorganization” means, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043, with respect to a Pension Plan.

“Required Lenders” means, at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate unpaid principal amount of the Term Loans then outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Revolving Loans, Swingline Loans and Letter of Credit Liabilities then outstanding.

“Requirement of Law” means, as to any Person, (i) the Organizational Documents of such Person and (ii) any Law or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president or chief financial officer of the Borrower, or any other officer having substantially the same authority and responsibility, and, with respect to financial matters, the chief financial officer, the principal accounting officer, treasurer or controller of the Borrower or any other officer having substantially the same authority and responsibility.

“Revolving Commitment” means, as to any Lender, the obligation of such Lender, if any, to make Revolving Loans and purchase participations in Letters of Credit and Swingline Loans in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original amount of the Total Revolving Commitments is $80,000,000.

“Revolving Commitment Period” means the period from and including the Closing Date to the close of business on the Business Day immediately prior to the Maturity Date.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its Letter of Credit Exposure and Swingline Exposure at such time.

“Revolving Facility” means the Revolving Commitments and the extensions of credit made thereunder.

“Revolving Lender” means each Lender that has a Revolving Commitment or that holds Revolving Loans or participations in Letters of Credit.

“Revolving Loans” has the meaning set forth in Section 2.4(a).

“Revolving Note” means a promissory note to be made by the Borrower payable to the order of a Revolving Lender in the amount of such Lender’s Revolving Commitment, substantially in the form of Exhibit B-1 (with appropriate insertions).

“Revolving Percentage” means, as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Loans and participations in Letter of Credit Liabilities and Swingline Loans then outstanding constitutes of the aggregate principal amount of the Revolving Loans, Letter of Credit Liabilities and Swingline Loans then outstanding.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of The McGraw Hill Companies, Inc. (or any successor thereto).

“Sanctioned Country” means a country or territory that is at any time subject to Sanctions.

“Sanctions” means and includes (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government and administered by OFAC and (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the US Department of the Treasury.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) held by the United States government and administered by OFAC, the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury or the United Nations Security Council or any similar list maintained by any other United States government entity, in each case as the same may be amended, supplemented or substituted from time to time.

“SEC” means the Securities and Exchange Commission or any successor to its functions.

“Security Agreement” means the Security Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit C.

“Single Employer Plan” means any employee benefit plan (other than a Multiemployer plan) that is covered by Title IV of ERISA and is maintained or contributed to by the Borrower or any Commonly Controlled Entity.

“Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person (on a going concern basis) will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of such Person (on a going concern basis) will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured; (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business; and (d) such Person will be able to pay its debts as they mature.

“Specified Cash Management Agreement” means any agreement providing for treasury, depositary, purchasing card or cash management services, including in connection with any automated clearing house transfers of funds or any similar transactions between the Borrower or any Subsidiary Guarantor and any Lender or Affiliate thereof, which has been designated by such Lender and the Borrower, by notice to the Administrative Agent not later than 90 days after the execution and delivery by the Borrower or such Subsidiary Guarantor, as a “Specified Cash Management Agreement.”

“Specified Swap Agreement” means any Swap Agreement in respect of interest rates, currency exchange rates, commodities, weather, power or emissions entered into by the Borrower or any Subsidiary Guarantor and any Person that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into (or, in respect of any Swap Agreement entered into prior to the Closing Date, any Person that is a Lender or an Affiliate of a Lender on the Closing Date), which has been designated as a “Specified Swap Agreement” by such Lender and the Borrower, by notice to the Administrative Agent not later than 15 days after the later of (i) the Closing Date and (ii) the execution and delivery by the Borrower or such Subsidiary Guarantor of such Swap Agreement (or such later date agreed by the Administrative Agent and the Borrower, but in no event more than 30 days after such later date referred to above); provided that for purposes of determining any Guarantee Obligations of any Subsidiary Guarantor pursuant to the Guaranty or any Collateral Documents, the definition of “Specified Swap Agreement” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, if applicable) any Excluded Swap Obligation of such Subsidiary Guarantor.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary Guarantor that is subordinated in right of payment to the Obligations of the Borrower and such Subsidiary Guarantor, as applicable, pursuant to a subordination agreement or other subordination provisions acceptable to the Administrative Agent.

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which Equity Interests having ordinary voting power (other than Equity Interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Subsidiary of the Borrower other than any Excluded Foreign Subsidiary. The initial Subsidiary Guarantors are listed on the signature pages to this Agreement.

“Swap Agreement” means any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, including any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Revolving Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means BOKF, NA dba Bank of Oklahoma, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Swingline Loan made pursuant to the swingline facility established under Section 2.7.

“Swingline Note” means a promissory note to be made by the Borrower payable to the order of the Swingline Lender in the amount of $5,000,000, substantially in the form of Exhibit B-2 (with appropriate insertions).

“Tax Receivables Agreement” means that certain Tax Receivables Agreement to be entered into among PubCo and certain of the members of the Borrower immediately prior to the consummation of the IPO.

“Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount equal to the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1. The original aggregate amount of the Term Commitments is $30,000,000. The Term Commitments will expire upon the funding of the Term Loans on the Closing Date.

“Term Facility” means the Term Commitments and the extensions of credit made thereunder.

“Term Lender” means each Lender that has a Term Commitment or that holds any portion of a Term Loan.

“Term Loans” has the meaning set forth in Section 2.1.

“Term Note” means a promissory note to be made by the Borrower payable to the order of a Term Lender in the amount of such Lender’s Term Commitment, substantially in the form of Exhibit A (with appropriate insertions).

“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Total Leverage Ratio” means, as at the last day of any period of four consecutive fiscal quarters of the Borrower, the ratio of (a) Consolidated Indebtedness on such day to (b) Consolidated EBITDA for such period.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect.

“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof (including the funding and making of the Closing Date Distribution), and the other transactions contemplated by the Loan Documents.

“Transferee” means any Assignee or Participant.

“Type” means, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that if by reason of mandatory provisions of applicable Law, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall also mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection, or priority of such security interest.

“United States” or “U.S.” means the United States of America.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Wireharness Disposition” means the proposed sale of a portion of the business of the Borrower referred to as the “wireharness business” and being generally described as the smart board and supporting equipment to manufacture wire harnesses in San Antonio, which sale is expected to occur within one year from the Closing Date.

1.2 Accounting Terms and Calculations. As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to the Borrower and its Subsidiaries that are not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not fully defined, shall have the respective meanings given to them under GAAP (provided that, notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein) and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof))

1.3 Terms Defined in UCC. Unless the context otherwise requires, terms used herein that are defined in the UCC have the respective meanings set forth therein.

1.4 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); (iii) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights; and (iv) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) Any reference herein or in any other Loan Document to the payment, satisfaction and discharge in full of the Obligations (or words to that effect) shall mean (i) the payment or repayment in full in cash or other immediately available funds of (A) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Loans, and (B) all fees (including non-use fees), expenses and other charges of the Administrative Agent and the Lenders that have accrued and are unpaid, regardless of whether demand has been made therefor, (ii) the receipt by the Administrative Agent of cash collateral in order to secure any contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to the Administrative Agent or any Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as the Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (iii) the payment or repayment in full in cash or other immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which could reasonably be expected to become applicable as a result of the repayment of the other Obligations) under Specified Swap Agreements) other than (A) unasserted contingent indemnification Obligations, (B) any obligations under Specified Cash Management Agreements that, at such time, are allowed by the applicable Lender to remain outstanding without being required to be repaid or cash collateralized, and (C) any Specified Swap Obligations that, at such time, are allowed by the applicable Lender (or Affiliate thereof) to remain outstanding without being required to be repaid, and (iv) the termination of all of the Commitments of the Lenders.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE I

AMOUNTS AND TERMS OF COMMITMENTS

2.1 Term Commitments. Subject to the terms and conditions hereof, (a) each Term Lender severally agrees to make a term loan (each, a “Term Loan”) to the Borrower on the Closing Date in an amount of the Term Commitment of such Lender. The Term Loans may from time to time be LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.12. The Term Commitments are several obligations of the Term Lenders, and no Term Lender shall be responsible for any other Term Lender’s failure to make its Term Loan on the Closing Date. Once advanced and repaid, the Term Loans (and any portion thereof) may not be re-borrowed.

2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of a Notice of Borrowing, which must be received by the Administrative Agent prior to 11:00 a.m., Tulsa time, (a) two Business Days prior to the anticipated Closing Date, in the case of LIBOR Loans, or (b) one Business Day prior to the anticipated Closing Date, in the case of ABR Loans, requesting that the Term Lenders make the Term Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof. Not later than 12:00 noon, Tulsa time, on the Closing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Term Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds or wire such funds as directed by the Borrower.

2.3 Repayment of Term Loans. The Term Loan of each Term Lender shall be payable as to principal in consecutive quarterly installments on each March 31, June 30, September 30 and December 31 of each year, beginning September 30, 2014, and on the Maturity Date, in a principal amount determined in accordance with the following payment schedule:

Payment Due Dates	Percentage of Original Principal Amount Due on Each Payment Due Date
September 30, 2014, through June 30, 2017	1.25%

September 30, 2017 through March 31, 2019	2.50%

Maturity Date	Entire remaining principal balance

provided, however, that if the IPO is not successfully closed on or before the first anniversary of the Closing Date, then thereafter each quarterly installment due prior to the Maturity Date on each Term Loan shall be an amount equal to 1/24th of the outstanding principal amount of such Term Loan as of the close of business on the first anniversary of the Closing Date.

2.4 Revolving Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (“Revolving Loans”) to the Borrower from time to time during the Revolving Commitment Period in an aggregate principal amount at any one time outstanding which will not result in such Lender’s Revolving Credit Exposure at any time exceeding such Lender’s Revolving Commitment. During the Revolving Commitment Period, the Borrower may use the Revolving Commitments by borrowing, prepaying the Revolving Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Commitments are several obligations of the Revolving Lenders, and no Revolving Lender shall be responsible for any other Revolving Lender’s failure to make Revolving Loans as required. The Revolving Loans may from time to time be LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.12.

(b) The Borrower shall repay all outstanding Revolving Loans on the Maturity Date.

2.5 Procedure for Revolving Loan Borrowing. The Borrower may borrow under the Revolving Commitments during the Revolving Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice, substantially in the form of a Notice of Borrowing, which must be received by the Administrative Agent prior to 11:00 a.m., Tulsa time, at least (a) two Business Days prior to the requested Borrowing Date, in the case of LIBOR Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of ABR Loans, specifying (i) the amount and Type of Revolving Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of LIBOR Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of LIBOR Loans, $1,000,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof. Each Revolving Lender will make the amount of its Revolving Percentage share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 noon, Tulsa time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Lenders and in like funds as received by the Administrative Agent.

2.6 Letters of Credit.

(a) On the terms and subject to the conditions set forth herein, during the Revolving Commitment Period, the Revolving Commitments may be used by Borrower, in addition to the making of Revolving Loans hereunder, for the issuance (or the amendment, increase or extension of an outstanding Letter of Credit) by the LC Issuer of one or more Letters of Credit, so long as, in each case: the Administrative Agent and an LC Issuer shall have received a Notice of LC Event at least two Business Days before the relevant date of issuance, amendment, increase or extension, and after giving effect to such issuance, amendment, increase or extension, (x) the aggregate Letter of Credit Liabilities under all Letters of Credit do not exceed $10,000,000 and (y) the Revolving Credit Exposure of all Lenders does not exceed the Total Revolving Commitments. If requested by the applicable LC Issuer, the Borrower also shall submit a letter of credit application on such LC Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any LC Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no LC Issuer shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made to any Person (i) to fund any activity or business of or with any Person, or in any country or territory, that at the time of such funding is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The parties acknowledge that Prosperity Bank (a Lender hereunder) has previously issued for the account of the Borrower a currently outstanding letter of credit in the face amount of $200,000 and that such letter of credit will be treated as a Letter of Credit issued hereunder and Prosperity Bank will be deemed the LC Issuer as to such letter of credit, provided that (i) no fronting fees shall be payable with respect to such letter of credit, and (ii) such letter of credit will be not be extended beyond its current expiry date but instead shall be replaced by a Letter of Credit issued by BOKF, NA as long as all conditions to the issuance of a Letter of Credit are satisfied as of the date the replacement Letter of Credit is issued.

(b) For each Letter of Credit that may be issued, amended or extended, the Borrower agrees to pay promptly to the LC Issuer a fronting fee equal to 0.125% of such Letter of Credit.

(c) If the LC Issuer shall honor any draw request under, and make payment in respect of, a Letter of Credit, (i) the Borrower shall reimburse the LC Issuer for the amount of such payment no later than 4:30 p.m. Tulsa time on the date of such payment or (ii) the Borrower shall be deemed to have immediately requested that the Revolving Lenders make Revolving Loans, which shall be made as ABR Loans, in a principal amount equal to the amount of such payment (but solely to the extent the Borrower shall have failed to directly reimburse the applicable LC Issuer for the amount of such payment). The Borrower shall pay interest, on demand, on all amounts so paid by the LC Issuer until the Borrower reimburses the LC Issuer therefor at a rate equal to the then current interest rate applicable to ABR Revolving Loans for such day.

(d) The obligations of the Borrower to reimburse the applicable LC Issuer pursuant to paragraph (c) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following: (i) any lack of validity or enforceability of, or any amendment or waiver of or any consent to departure from, any Letter of Credit or any related document; (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against the beneficiary of any Letter of Credit, the LC Issuer (including any claim for improper payment), the Administrative Agent, any Lender or any other Person, whether in connection with any Loan Document or any unrelated transaction, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim; (iii) any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (iv) any affiliation between the LC Issuer and the Administrative Agent or any Lender; or (v) to the extent permitted under applicable law, any other circumstance or happening whatsoever, whether or not similar to any of the foregoing. Neither the Administrative Agent, the Lenders nor any LC Issuer, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any LC Issuer; provided that the foregoing shall not be construed to excuse any LC Issuer from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such LC Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an LC Issuer may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(e) An LC Issuer shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such LC Issuer shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such LC Issuer has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such LC Issuer and the Lenders with respect to any such LC Disbursement. If any LC Issuer shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to Alternate Base Rate Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within one Business Day of the date that the reimbursement is due and payable, then interest shall thereafter accrue at the Default Rate, it being understood that a drawing of a Revolving Loan pursuant to paragraph (c) of this Section shall constitute reimbursement of such LC Disbursement. Interest accrued pursuant to this paragraph shall be for the account of any LC Issuer, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse any LC Issuer shall be for the account of such Lender to the extent of such payment.

(f) In the event any Letters of Credit are outstanding at the time that the Borrower prepays or is required to repay the Obligations or the Revolving Commitments have terminated, the Borrower shall (i) deposit with Administrative Agent cash in an amount equal to one hundred and five percent (105%) of the aggregate outstanding Letter of Credit Liability to be available to the Administrative Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any fees and expenses related thereto and (ii) prepay the fee payable under paragraph (b) above with respect to such Letters of Credit for the full remaining terms of such Letters of Credit. Upon termination of any such Letter of Credit and provided no Event of Default then exists, the unearned portion of such prepaid fee attributable to such Letter of Credit shall be refunded to the Borrower, together with the deposit described in the preceding clause (i) attributable to such Letter of Credit, but only to the extent not previously applied by Administrative Agent in the manner described herein.

(g) By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the LC Issuer or the Revolving Lenders, the applicable LC Issuer hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such LC Issuer, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable LC Issuer, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such LC Issuer and not reimbursed by the Borrower on the date due as provided in paragraph (d) above, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(h) If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Lenders with Letter of Credit Exposure representing greater than 66-2/3% of the total Letter of Credit Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the total Letter of Credit Liabilities as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the LC Issuer for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Letter of Credit Liabilities at such time or, if the maturity of the Revolving Loans has been accelerated (but subject to the consent of Lenders with Letter of Credit Exposure representing greater than 66-2/3% of the total Letter of Credit Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

2.7 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the Revolving Credit Exposure exceeding the Total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) Each Swingline Loan shall be an ABR Loan.

(c) Each Swingline Loan shall be due and payable on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that Revolving Loans are made, the Borrower shall repay all Swingline Loans then outstanding. For the avoidance of doubt, the Borrower may request a Revolving Loan the proceeds of which are used to repay outstanding Swingline Loans.

(d) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 11:00 a.m., Tulsa time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan (which shall not be less than $100,000). The Administrative Agent shall promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender by 2:00 p.m., Tulsa time, on the requested date of such Swingline Loan.

(e) The Swingline Lender may by written notice given to the Administrative Agent not later than 9:00 a.m., Tulsa time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Revolving Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.7(e) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this Section 2.7(e) by wire transfer of immediately available funds, in the same manner as provided in Section 2.5 with respect to Revolving Loans made by such Lender (and Section 2.5 shall apply, mutatis mutandis, to the payment obligations of the

Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.7(e), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.7(e) shall not relieve the Borrower of any default in the payment thereof.

2.8 Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a non-use fee for the period from and including the date hereof to the last day of the Revolving Commitment Period, computed at the Applicable Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the date hereof.

(b) The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender a letter of credit fee with respect to the Letter of Credit Liabilities for each Letter of Credit, computed for each day from the date of issuance of such Letter of Credit to the date that is the last day a drawing is available under such Letter of Credit, at a rate per annum equal to the Applicable Fee Rate then in effect. Such fee shall be payable quarterly in arrears on each Fee Payment Date; provided that such fee shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.

(c) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in the Fee Letter and to perform any other obligations contained therein.

2.9 Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Loans made on the effective date thereof, the total Revolving Credit Exposure of all Lenders would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

2.10 Optional Prepayments. The Borrower may at any time and from time to time prepay Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 11:00 a.m., Tulsa time, three Business Days prior thereto, in the case of LIBOR Loans, and no later than 11:00 a.m., Tulsa time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or ABR Loans; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.20. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Term Loans and Revolving Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple thereof. Optional prepayments of the Term Loans shall be applied to the remaining installments thereof in inverse order of maturity and shall not reduce the scheduled amounts of the remaining installments.

2.11 Mandatory Prepayments and Commitment Reductions.

(a) If any Indebtedness shall be issued or incurred by any Loan Party (excluding any Indebtedness incurred in accordance with Section 5.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans and then to the reduction of the Revolving Commitments as set forth in Section 2.11(c).

(b) If any Loan Party shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be paid to the Administrative Agent within three Business Days after such Loan Party’s receipt of such Net Cash Proceeds and applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be paid to the Administrative Agent and applied toward the prepayment of the Term Loans and the reduction of the Revolving Commitments as set forth in Section 2.11(c).

(c) Amounts to be applied in connection with prepayments and Commitment reductions made pursuant to Section 2.11 shall be applied, first, to the prepayment of the Term Loans and, second, to reduce permanently the Revolving Commitments. Any such reduction of the Revolving Commitments shall be accompanied by prepayment of the Revolving Loans to the extent, if any, that the total Revolving Credit Exposure exceeds the amount of the Total Revolving Commitments as so reduced. The application of any prepayment pursuant to Section 2.11 shall be made, first, to ABR Loans and, second, to LIBOR Loans. Each prepayment of the Loans under Section 2.11 (except in the case of Revolving Loans that are ABR Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid. Mandatory prepayments of the Term Loans pursuant to this Section 2.11 shall be applied to the remaining installments thereof in inverse order of maturity.

2.12 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert LIBOR Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of a Notice of Continuation/Conversion, no later than 11:00 a.m., Tulsa time, on the Business Day preceding the proposed conversion date, provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto or, subject to payment of any amounts owing pursuant to Section 2.20, at any other time. The Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent prior irrevocable notice of such election, substantially in the form of a Notice of Continuation/Conversion, no later than 11:00 a.m., Tulsa time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan under a particular Facility may be converted into a LIBOR Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders in respect of such Facility have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice, substantially in the form of Notice of Continuation/Conversion, to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no LIBOR Loan under a particular Facility may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(c) This Section 2.12 shall not apply to Swingline Loans, which may not be converted or continued.

2.13 Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of LIBOR Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBOR Tranche shall be equal to $1,000,000 or a whole multiple of $500,000 in excess thereof and (b) no more than seven LIBOR Tranches shall be outstanding at any one time under either Facility.

2.14 Interest Rates and Payment Dates.

(a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the LIBOR Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.14 plus 2%, and (ii) if all or a portion of any interest payable on any Loan or any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (or, in the case of any such other amounts that do not relate to a particular Facility, the rate then applicable to ABR Loans under the Revolving Facility plus 2%), in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (as well after as before judgment) (the “Default Rate”).

(d) It is not the intention of the Administrative Agent, the Lenders or the Borrower to violate the laws of any applicable jurisdiction relating to usury or other restrictions on the maximum lawful interest rate. The Loan Documents and all other agreements between the Borrower and the Administrative Agent or the Lenders, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no event shall the interest paid or agreed to be paid to the Administrative Agent or the Lenders for the use, forbearance or detention of money loaned, or for the payment or performance of any covenant or obligation contained herein or in any other Loan Document, exceed the maximum amount permissible under applicable Law (the “Highest Lawful Rate”). If from any such circumstances the Administrative Agent or the Lenders should ever receive anything of value deemed interest under applicable Law which would exceed interest at the Highest Lawful Rate, such excessive interest shall be applied to the reduction of the principal amount owing hereunder, and not to the payment of interest, or if such excessive interest exceeds any unpaid balance of principal, such excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Administrative Agent or the Lenders for the use, forbearance or detention of monies advanced under any Loan shall, to the extent permitted by applicable Law, be amortized, prorated, allocated and spread throughout the full term of the Obligations until payment in full so that the rate of interest on account of the Obligations are uniform throughout the term thereof. This Section 2.14(d) shall control every other provision of the Loan Documents and all other agreements between the Administrative Agent, the Lenders and the Borrower.

(e) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 2.14 shall be payable from time to time on demand.

2.15 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a LIBOR Rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.14(a).

2.16 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower in the absence of manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders in respect of the relevant Facility that the LIBOR Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any LIBOR Loans under the relevant Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans under the relevant Facility that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans and (z) any outstanding LIBOR Loans under the relevant Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans under the relevant Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans under the relevant Facility to LIBOR Loans.

2.17 Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Term Percentages or Revolving Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 noon, Tulsa time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 9.2. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower. Nothing herein shall be deemed to limit the rights of the Administrative Agent or the Borrower against such Lender for failure to make such payment.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5, 2.17(e), 2.17(f), or 10.5, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.18 Requirements of Law.

(a) If any Change in Law made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes and Other Taxes covered by Section 2.19 and changes in the rate of tax on the overall net income of such Lender or changes in the rate of any branch taxes or franchise taxes (in both cases, imposed in lieu of net income taxes) imposed on such Lender or resulting from any of the circumstances described in the final proviso of Section 2.19(a));

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the LIBOR Rate; or

(iii) shall impose on such Lender any other condition; and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans or, in the case of (i), any Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled and deliver a certificate contemplated by Section 2.18(c) with respect thereto.

(b) If any Lender shall have determined that the adoption of any Change in Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A certificate as to any additional amounts payable pursuant to this Section 2.18 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.18, the Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.18 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.19 Taxes.

(a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto), excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) and, in each case imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided, that if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction had not been made, provided further, however, that the applicable Loan Party shall not be required to increase any such amounts payable to any Lender with respect to, or indemnify any Lender for, any Non-Excluded Taxes (w) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section 2.19; (x) that are United States withholding taxes attributable to such Lender designating a successor lending office at which it maintains its Loans other than at the request of the applicable Loan Party and except to the extent such Lender was entitled, at the time of the successor lending office is designated, to receive additional amounts from the applicable Loan Party with respect to such Non-Excluded Taxes pursuant to this paragraph; (y) that are United States withholding taxes imposed on amounts payable by the applicable Loan Party to such Lender at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from such Loan Party with respect to such Non-Excluded Taxes pursuant to this paragraph; or (z) that are U.S. withholding taxes imposed under FATCA.

(b) In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by a Loan Party, as promptly as possible thereafter the applicable Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an official receipt received by such Loan Party (or if an official receipt is not available, such other documentation as shall be reasonably satisfactory to the Administrative Agent) showing payment thereof. Each Loan Party shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for (i) the full amount of any Non-Excluded Taxes or Other Taxes (including Non-Excluded Taxes or Other Taxes imposed or attributable to amounts payable under this Section 2.19) paid by the Administrative Agent or such Lender and any penalties, interests and reasonable expenses arising therefrom or with respect thereto, and (ii) any incremental taxes, interest, penalties or reasonable expenses that may become payable by the Administrative Agent or any Lender as a result of any failure of the Borrower to properly remit to the Administrative Agent the required receipts or other required documentary evidence, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally imposed by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall indemnify the Administrative Agent for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(i) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”), on or before the date such Lender (or Transferee) becomes a party to this Agreement, shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (A) two original copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, as appropriate or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents, (B) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of applicable Exhibit H and an applicable Form W-8, or any subsequent versions thereof or successors thereto, true, correct and complete in all material respects and duly executed by such Non-U.S. Lender, or (C) two copies of Form W-8IMY (together with the forms described above in clauses (A) or (B), as required).

(ii) Each Lender (or Transferee) that is a “U.S. Person” as defined in Section 7701(a)(30) of the Code, on or before the date such Lender (or Transferee) becomes a party to this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Administrative Agent), two original copies of U.S. Internal Revenue Service Form W-9, or any subsequent versions or successors thereto, true, correct and complete in all material respects and duly executed by such Lender, establishing that the Lender is not subject to U.S. backup withholding tax.

(iii) The forms described in (i) and (ii) above shall be delivered by the applicable Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Lender shall deliver such forms from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent, and promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to such Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(iv) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) If any Lender or the Administrative Agent receives a refund, in the sole discretion of such Lender or Administrative Agent (exercised in good faith), is allocable to any amount paid by a Loan Party pursuant to this Section 2.19, it shall promptly notify the applicable Loan Party of such refund and shall, within 15 days after receipt, repay such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party) to such Loan Party net of all out-of-pocket expenses of such Lender or the Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that such Loan Party, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to such Loan Party to such Lender or the Administrative Agent (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), within 15 days after receipt of written request by such Lender of the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(g) The agreements in this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.20 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement; (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of LIBOR Loans or the conversion of LIBOR Loans to ABR Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 2.20 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.21 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to a request by such Lender for the payment of any additional amounts pursuant to Sections 2.18, 2.19(a), 2.19(c) or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.21 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.18 or 2.19(a).

2.22 Replacement of Lenders.

(a) The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.18, 2.19(a) or 2.19(c); (ii) is a Defaulting Lender; or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) prior to any such replacement, such Lender shall have taken no action under Section 2.21 so as to fully eliminate the continued need for payment of amounts owing pursuant to Section 2.18 or 2.19(a), (C) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (D) the Borrower shall be liable to such replaced Lender under Section 2.20 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (E) the replacement financial institution shall be approved by the Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed and provided that, with respect to a replacement financial institution under the Term Facility, no consent of the Administrative Agent shall be needed if such replacement financial institution is a Lender, an Affiliate of a Lender or an Approved Fund), (F) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.5 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (G) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.18 or 2.19(a), as the case may be, and (H) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) With respect to a Lender that is a Defaulting Lender, the Borrower or the Administrative Agent may obtain a replacement Lender and execute an assignment on behalf of such Defaulting Lender at any time and without prior notice to such Defaulting Lender and cause all of its interest, rights, and obligations hereunder including all of its Loans and Commitments and other amounts at any time owing to it hereunder and the other Loan Documents to be sold and assigned at par. Upon any such assignment and payment and compliance with the other provisions of Section 12.5, such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to the benefits of Sections 2.18, 2.19, 2.20 and 9.1 (to the extent not accounted for in the first paragraph of this Section 2.21) shall survive as to such replaced Lender.

2.23 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender or be payable for the benefit of such Defaulting Lender pursuant to Section 2.8(a) and (b);

(b) the unpaid principal amount of the Term Loans and the Revolving Commitments (or if the Revolving Commitments have been terminated, the Revolving Loans and participations in Letters of Credit Liabilities and Swingline Loans) of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 12.1), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender shall require the consent of such Defaulting Lender;

(c) if any Letter of Credit Exposure or Swingline Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Letter of Credit Exposure and Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposure plus such Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 7.2 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within one Business Day following notice by the Administrative Agent, (A) first, prepay such Swingline Exposure, and (B) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.6(f) for so long as such Letter of Credit Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.23(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.8(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is cash collateralized;

(iv) if the Letter of Credit Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.23(c), then the fees payable to the Lenders pursuant to Section 2.8(a) and (b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; or

(v) if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.23(c), then, without prejudice to any rights or remedies of the LC Issuer or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such Letter of Credit Exposure) and letter of credit fees payable under Section 2.8(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the LC Issuer until such Letter of Credit Exposure is cash collateralized and/or reallocated;

(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the LC Issuer shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.23(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.23(c)(i) (and Defaulting Lenders shall not participate therein); and

(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable Requirements of Law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.

2.24 Increase Option.

(a) At any time and from time to time after the Closing Date, the Borrower may request an increase in the Total Revolving Commitments, provided that (i) each requested increase in the Total Revolving Commitments shall be in the minimum amount of $20,000,000 (and in multiples of $5,000,000 in excess thereof), (ii) not more than two requests may be made prior to the Maturity Date, and (iii) in no event may the Total Revolving Commitments be increased to an amount greater than $130,000,000. If the Borrower desires an increase in the Total Revolving Commitments, it shall first deliver a written request (“Request for Commitment Increase”) to the Administrative Agent and each of the Lenders specifying the amount of the proposed increase in the Total Revolving Commitments and the proposed effective date of such increase and requesting that the Lenders severally increase their respective Revolving Commitments. Upon the Borrower’s delivery of any Request for Commitment Increase, each of the Lenders will have the right, but not the obligation, to increase its Revolving Commitment in accordance with its Revolving Percentage of the requested increase in the Total Revolving Commitments. Each of the Lenders shall notify the Borrower and the Administrative Agent of its determination within ten days after receipt of the Request for Commitment Increase. If one or more of the Lenders elects not to increase its Revolving Commitment (or to increase its Revolving Commitment by an amount less than its Revolving Percentage of the requested increase in the total Revolving Commitments), the Borrower may request that the other Lenders increase their Revolving Commitments by the amount of the shortfall or seek to obtain Revolving Commitments from other financial institutions to become additional Lenders under this Agreement (subject to the consent of the Administrative Agent, but without the consent of any other Lenders). The Borrower shall notify the Administrative Agent of any financial institution that shall have agreed to become an additional Lender party to this Agreement (a “New Lender”) in connection with a Request for Commitment Increase and the amount of its proposed Revolving Commitment, and the Administrative Agent shall then have a period of five Business Days in which to consent or withhold consent to the admission of the proposed New Lender. If the Borrower is unable within 30 days after delivering any Request for Commitment Increase to obtain approval from the Lenders to increase their Revolving Commitments and/or to secure Revolving Commitments from New Lenders for the full amount of the requested increase in the total Revolving Commitments, the Request for Commitment Increase shall become effective to the extent of the amount of the increased or new Revolving Commitments actually obtained, even if such amount is less than the minimum amount of a requested increase specified in clause (i) of the proviso to the first sentence of this Section 2.24(a). Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment at any time, and no Lender shall be obligated to agree to any increase in its Revolving Commitment.

(b) If one or more Lenders (including any New Lenders approved by the Administrative Agent) have agreed to increase their respective Revolving Commitments as contemplated in Section 2.24, the Administrative Agent shall notify the Borrower, the Lenders and any New Lenders of the effective date (“Increase Effective Date”) proposed by the Borrower for the increase in the total Revolving Commitments and the Revolving Commitments which will be in effect for each of the applicable Lenders and any New Lenders as of the Increase Effective Date.

(c) Any increase in the Total Revolving Commitments shall be subject to the satisfaction of the following conditions precedent at or as of the Increase Effective Date: (i) no Default or Event of Default shall have occurred and then be continuing; (ii) all representations and warranties contained in this Agreement shall be true and correct in all material respects as though made on such date; (iii) each Lender that shall have agreed to provide an increase in its Revolving Commitment shall have confirmed such increase to the Borrower and the Administrative Agent in writing; (iv) each New Lender shall have executed and delivered such documents as the Administrative Agent shall have reasonably required in order for it to subscribe to the terms and conditions of this Agreement and the other Loan Documents and agree to be bound by the terms and provisions hereof and thereof or as the Administrative Agent shall have reasonably requested in connection with such increase; (v) the Borrower shall have executed a replacement Revolving Note to each Lender that shall have agreed to provide an increase in its Revolving Commitment and a new Revolving Note to each New Lender, (vi) the Borrower shall have executed and delivered, or caused to be executed and delivered, such amendments or supplements to the Collateral Documents and other Loan Documents (as applicable) as may be required by law or reasonably requested by the Administrative Agent in order to reflect that the obligations secured thereby include all Obligations arising under the Revolving Commitments (as so increased) and to continue in favor of the Administrative Agent a perfected Lien on the Collateral described therein as security for the prompt payment and performance of such obligations, (vii) a secretary or assistant secretary (or equivalent officer) of the Borrower shall have provided to the Administrative Agent a certified copy of the resolutions adopted by the managers or directors of the Borrower authorizing such increase in the Total Revolving Commitments; (viii) the outstanding Revolving Loans shall have been reallocated ratably among the Lenders (including the New Lenders) after giving effect to such increase; and (ix) all legal matters incident to such increase and the admission of any New Lenders under this Agreement shall be reasonably satisfactory to the Administrative Agent and its counsel. The Borrower hereby agrees to compensate each Lender, as and to the extent provided in Section 2.20 of this Agreement, for all losses, expenses and liabilities incurred by such Lender in connection with the reallocation of any outstanding LIBOR Loans. Upon delivery of the documents contemplated by clause (iv) of the first sentence of this paragraph, each New Lender shall become for all purposes a Lender party to this Agreement and all other Loan Documents and shall have all the rights and obligations of a Lender under this Agreement and all other Loan Documents, to the same extent as if it were an original party thereto. No increase in the Total Revolving Commitments shall become effective unless and until each of the foregoing conditions precedent has been satisfied.

2.25 Repayment of Loans; Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) or (b) of this Section 2.25 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Any Lender may request that the Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Term Note, Revolving Note or Swingline Note (as applicable) payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and other credit extensions hereunder, the Loan Parties hereby jointly and severally represent and warrant to the Administrative Agent and each Lender that:

3.1 Financial Condition. The audited consolidated balance sheets of the Borrower as at December 31, 2011, December 31, 2012 and December 31, 2013, and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Grant Thornton LLP, present fairly in all material respects the consolidated financial condition of the Borrower as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). Neither the Borrower nor any of its Subsidiaries has, as of the Closing Date, any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any Swap Obligations, that are not reflected in the most recent financial statements referred to in this Section 3.1 (or which are subsequently delivered to Lender pursuant to Section 4.1) and that are required to be reflected under GAAP.

3.2 No Change. Since December 31, 2013, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law. Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the requisite limited liability company or other corporate power and authority, and the legal right, to enter into, execute, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the Loans and credit extensions on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Loans and credit extensions hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) consents, authorizations, filings and notices contemplated by the Collateral Documents, (iii) consents, authorizations, filings and notices which customarily are required in connection with the exercise of remedies in respect of the Collateral, (iv) those consents, authorizations, filings and notices the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect and (v) the filings referred to in Section 3.18. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Collateral Documents).

3.6 Litigation. Except as set forth on Schedule 3.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened in writing against any Group Member or against any of its respective Properties or revenues (a) with respect to any of the Loan Documents, or (b) that, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens. Each Group Member has title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in or other right to use, all its other property necessary for the conduct of its business as currently conducted, except for defects in the foregoing that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, except where the failure to have such title or interest could not have a Material Adverse Effect, and none of such property is subject to any Lien except as permitted by Section 5.2.

3.9 Intellectual Property. Each Group Member owns, or is licensed to use, all material Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging any Intellectual Property owned by any Group Member, nor does any Loan Party know of any valid basis for any such claim except for such claims that in the aggregate could not reasonably be expected to have a Material Adverse Effect. The conduct of the business by each Group Member does not infringe the rights of any Person in any material respect, and each Group Member’s Intellectual Property is not being infringed by any Person, except, in each case, for such infringements (if any) that in the aggregate could not reasonably be expected to have a Material Adverse Effect.

3.10 Taxes. Each Group Member has filed or caused to be filed all federal, state and other material tax returns (with material referring to the Group Members taken as a whole) that are required to be filed (subject to any applicable extensions) and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other material taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or applicable Subsidiary). To the knowledge of each Loan Party, no claim is being asserted, with respect to any such tax, fee or other charge except any such taxes, fees or charges, the payment of which, or the failure to pay, could not have a Material Adverse Effect.

3.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the FRB or (b) for any purpose that violates the provisions of the Regulations of the FRB. If reasonably requested by any Lender or the Administrative Agent and appropriate under the circumstances, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against the Borrower or any of its Subsidiaries or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) no Reportable Event nor any failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Single Employer Plan; (b) each Plan maintained by any Group Member has complied in all respects with the applicable provisions of ERISA and the Code; (c) no termination of a Single Employer Plan has occurred with respect to which the liability remains unsatisfied, and no Lien in favor of the PBGC has arisen, during such five-year period; (d) the present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Single Employer Plan allocable to such accrued benefits (determined in both cases using the assumptions promulgated under Section 430 of the Code and the Treasury Regulations promulgated thereunder) and there has been no determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (e) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in any liability under Section 4201 of ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (f) neither the Borrower nor any Commonly Controlled Entity has received any notice of a determination that a Multiemployer Plan is in Reorganization, Insolvent or in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA); and (g) with respect to each Foreign Plan, there has been no failure (i) to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan; (ii) to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (iii) of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

3.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.15 Subsidiaries. Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, (i) the percentage of each class of Equity Interests owned by any Loan Party and (ii) whether such Subsidiary is Excluded Foreign Subsidiary.

3.16 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) to the knowledge of the applicable Loan Parties, the facilities and Properties owned, leased or operated by any Loan Party do not contain, and to the knowledge of the Loan Parties, have not previously contained, any conditions of contamination by any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Loan Party has received or is aware of any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party, nor does any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened in writing;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties of the Loan Parties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of such Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened in writing, under any Environmental Law to which any Loan Party is or will be named as a party with respect to its Properties or its business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to its Properties or business;

(e) to the knowledge of the Loan Parties, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with its Properties or otherwise in connection with its business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws;

(f) the Properties of the Group Members and all operations at their respective Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and to the knowledge of the Loan Parties, there is no contamination at, under or about the Properties of any Group Member or violation of any Environmental Law with respect to its Properties or business; and

(g) no Loan Party has assumed any material liability of any other Person under any Environmental Laws.

3.17 Accuracy of Information. The statements and information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished in writing by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole, did not contain as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein taken as a whole not materially misleading in light of the circumstances under which they were made; provided, that the forecasts, the projections and pro forma financial information contained in the materials referenced above and any document, certificate or statement based upon such forecasts, projections and information are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that (a) such financial information as it relates to future events is not to be viewed as fact, (b) such forecast and projections are subject to uncertainties and contingencies, (c) no assurance can be given that any forecast or projection will be realized and (d) actual results during the period or periods covered by such financial information may differ from the projected results set forth therein and such differences may be material.

3.18 Collateral Documents.

(a) The Security Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Equity Interests described in the Security Agreement, when stock certificates (if any) representing any such Pledged Equity Interests are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 3.18 (except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date) in appropriate form are filed in the offices specified on Schedule 3.18 (except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof (to the extent such Lien and security interest can be perfected by such filings), as security for the Obligations (as defined in the Security Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Equity Interests in certificated form, Liens permitted by Section 5.2).

(b) As of the Closing Date, there is no parcel of owned real property located in the United States and held by any Group Member that has a value, in the reasonable opinion of the Borrower, in excess of $500,000.

3.19 Solvency. As of the Closing Date, the Group Members, taken as a whole, immediately after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith, are Solvent.

3.20 Anti-Terrorism Laws.

(a) No Loan Party nor, to the knowledge of any of the Loan Parties, any of its Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the USA PATRIOT Act;

(b) The Loan Parties and, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans have conducted their business in compliance with Anti-Corruption Laws and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws;

(c) No Loan Party or, to the knowledge of any of the Loan Parties, any of their Affiliates or their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order;

(v) a Designated Person;

(vi) a Person that is owned or controlled by a Designated Person;

(vii) located, organized or resident in a Sanctioned Country.

(d) No Loan Party or, to the knowledge of any Loan Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) has directly or indirectly engaged in, or is now directly or indirectly engaged in, any dealings or transactions (x) with any Designated Person, (y) in any Sanctioned Country, or (z) otherwise in violation of Sanctions, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE IV

AFFIRMATIVE COVENANTS

The Loan Parties hereby jointly and severally agree that, so long as the Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, each of the Loan Parties shall and shall cause each of its Subsidiaries to:

4.1 Financial Statements. Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)(i) prior to the successful completion of the IPO, within 120 days after the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2014), a copy of the audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification, exception or note, or qualification arising out of the scope of the audit, by Grant Thornton LLP or other independent certified public accountants of nationally recognized standing, or (ii) if the IPO has been completed, within 90 days after the end of each fiscal year of the Borrower, a copy of the consolidated and consolidating balance sheet of PubCo and the Group Members as at the end of such Fiscal Year, and the related consolidated and consolidating statements of income or operations, members’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, which consolidated financial statements shall contain a footnote setting forth (y) for the Group Members a balance sheet as at the end of such Fiscal Year and the related statements of income or operations, members’ equity and cash flows for such Fiscal Year and (z) a reconciliation of the consolidated balance sheet and statements of income or operations, members’ equity and cash flows to the balance sheet and statements described in clause (y), all in reasonable detail and prepared in accordance with GAAP, and, in the case of the consolidated statements, audited by and accompanied by a report and opinion of Grant Thornton LLP or other independent certified public accountants of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception, and, in the case of the consolidating statements and the statements described in clauses (x), (y) and (z) above, certified by a Responsible Officer of Borrower as fairly stated when considered in relation to the consolidated financial statements of PubCo and the Group Members; and

(b) within 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower (commencing with the fiscal quarter ending June 30, 2014), the unaudited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to the absence of footnotes and normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP (except that financial statements delivered under clause (b) above, shall be subject to normal year-end audit reclassifications and adjustments and shall not have notes) applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

4.2 Certificates; Other Information. Furnish to the Administrative Agent (with sufficient copies for each Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 4.1(a) or (b), a Compliance Certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and containing all information and calculations necessary for determining compliance with the Financial Covenants as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be;

(b) concurrently with the delivery of any financial statements pursuant to Section 4.1(b), to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Loan Party, (2) a list of any material registered Intellectual Property acquired by any Loan Party and (3) a description of any Person that has become a Group Member, in each case since the date of the most recent Compliance Certificate delivered pursuant to Section 4.2(a) (or, in the case of the first such Compliance Certificate so delivered, since the Closing Date);

(c) as soon as available, and in any event no later than 60 days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a description of the underlying assumptions applicable thereto) (collectively, the “Projections”);

(d) within 45 days after the end of each fiscal quarter of the Borrower, a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to the portion of the Projections covering such periods and to the comparable periods of the previous year;

(e) within five days after the same are sent, copies of all financial statements and reports that the Borrower or PubCo may make to or file with the SEC, provided that this obligation shall be satisfied to the extent such financial statements and/or reports are available on the SEC’s Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system;

(f) promptly, such additional financial and other information relating to the business, financial or corporate affairs of the Borrower and its consolidated Subsidiaries, or compliance with the terms of the Loan Documents, as any Lender may from time to time reasonably request; and

(g) promptly following receipt thereof, copies of (i) any documents described in Section 101(f), 101(k) or 101(l) of ERISA that any Group Member or any ERISA Affiliate may request with respect to any Single Employer Plan or Multiemployer Plan, as applicable; provided, that if the relevant Group Members or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Administrative Agent, such Group Member or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

4.3 Notices. Promptly upon acquiring knowledge thereof, give notice to the Administrative Agent (which shall notify each Lender thereof) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $1,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect or (iii) which relates to any Loan Document;

(d) the following events if any such event would reasonably be expected to have a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Plan, any determination that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or any determination that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from any Single Employer Plan or Multiemployer Plan, or the termination, Reorganization or Insolvency of any Multiemployer Plan or determination that any such Multiemployer Plan is in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or (iii) with respect to any Foreign Plan, (A) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employer contributions required by applicable law or by the terms of such Foreign Plan; (B) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; and

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to Section 4.3(a) shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

4.4 Payment of Tax and Government Liabilities. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations for the payment of taxes or other material charges of any Governmental Authority, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member, and timely file (subject to any applicable extensions) all material tax returns required to be filed by it.

4.5 Maintenance of Existence; Compliance.

(a)(i) Preserve, renew and keep in full force and effect its organizational existence except as otherwise permitted by Section 5.4 and (ii) take all commercially reasonable action to maintain all material rights, privileges and franchises necessary in the normal conduct of its business, except as otherwise permitted by Section 5.4; provided, however, that nothing contained in this Section 4.5 shall be deemed to prohibit any Group Member from reorganizing or changing its entity form.

(b) Comply with all Contractual Obligations except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.6 Maintenance of Property; Insurance.

(a) Keep all Property used or useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain in full force and effect (i) casualty insurance on all real and personal property included in the Collateral on an “all-risks” basis (including the perils of flood) covering the repair and replacement cost of all such Property, (ii) insurance coverage for business interruption and public liability insurance (including products/completed operations liability coverage), in each case of the kinds customarily carried or maintained by Persons of established reputation engaged in similar businesses and in amounts and with deductibles acceptable to the Administrative Agent as of the Closing Date, and (iii) upon thirty (30) days’ written notice from Administrative Agent, such other insurance coverage in such amounts and with respect to such risks as the Administrative Agent may reasonably request. Notwithstanding the requirements of the immediately preceding sentence, Lender acknowledges and agrees that it has reviewed Borrower’s existing insurance coverage and determined that such coverage is in compliance with the requirements of this Section 4.6. All such insurance shall be provided by financially sound and reputable insurance companies not Affiliates of the Borrower and having a minimum A.M. Best rating of A, size category VII. On or prior to the Closing Date, and at all times thereafter, the Borrower will cause the Administrative Agent to be named as an additional insured, assignee and loss payee (which shall include, as applicable, identification as mortgagee), as applicable, on each insurance policy required to be maintained pursuant to this Section 4.6(b) pursuant to endorsements in form and content reasonably acceptable to the Administrative Agent. The Borrower will deliver to the Administrative Agent (i) on or before the Closing Date, a certificate from the Borrower’s insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and to the extent that such insurance company is willing to do so, that if all or any part of such policy is canceled, terminated or expires, the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation, reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of the Administrative Agent from time to time full information as to the insurance carried, (iii) within five days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, and (iv) immediately, notice of any cancellation or nonrenewal of coverage by the Borrower. In the event the Borrower fails to provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, the Administrative Agent may purchase insurance at the Borrower’s expense to protect the Administrative Agent’s interest in the

Collateral. The coverage purchased by the Administrative Agent may, but need not, protect the interests of the Loan Parties. The Borrower may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the Borrower or other applicable Loan Party has obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law, the Borrower will be responsible for the costs of that insurance, including interest and other charges imposed by the Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The Borrower acknowledges that the costs of insurance purchased by the Administrative Agent may be more than the cost of insurance that the Borrower would be able to obtain on its own. All written communications, documents, certificates of insurance or other material relating to insurance sent to Administrative Agent shall be delivered to the following address, with a copy thereof also delivered to Administrative Agent pursuant to the notice provisions contained in Section 12.2:

BOKF, NA

Attn: Credit Services – Insurance Monitoring

P.O. Box 271

Tulsa, OK 74101

4.7 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account with full, true and correct entries in all material respects in conformity with GAAP.

(b) Permit representatives of the Administrative Agent or any Lender (when accompanying the Administrative Agent) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time upon reasonable notice and as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with their independent certified public accountants, provided that (i) the Borrower and its Subsidiaries shall not be required to pay the expenses of more than one visit and inspection during any fiscal year unless an Event of Default has occurred and is continuing, (ii) each Lender shall at all times coordinate with the Administrative Agent the frequency and timing of any such visits and inspections so as to reasonably minimize the burden imposed on the Borrower and its Subsidiaries, and (iii) a representative of the Borrower shall be given the opportunity to be present for any communication with the independent certified public accountants.

4.8 Environmental Laws.

(a) Comply in all material respects with, and undertake commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws except for such noncompliance which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful written orders and directives of all Governmental Authorities regarding Environmental Laws except for such noncompliance which in the aggregate could not reasonably be expected to have a Material Adverse Effect.

4.9 Additional Collateral.

(a) With respect to any property acquired after the Closing Date by any Loan Party (other than (x) any property described in paragraph (b), (c) or (d) below, (y) any leased real property or any personal property excluded from the grant of the security interest granted under the Security Agreement and (z) any property subject to a Lien expressly permitted by Section 5.2(f)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such Property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any fee interest in any real property having a value (together with improvements thereof) of at least $500,000 acquired after the Closing Date by any Loan Party, or owned by any new Subsidiary that becomes a Loan Party as provided in clause (c) below after the Closing Date (other than any such real property subject to a Lien expressly permitted by Section 5.2(f)), promptly (i) execute and deliver a first priority Mortgage, in favor of the Administrative Agent, for the benefit of the Lenders, covering such real property, (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary by the Administrative Agent in connection with such Mortgage, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent and (iv) deliver to the Administrative Agent a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to the such real property (together with a notice about special floor hazard area status and floor disaster assistance duly executed by the Borrower and each Loan Party relating thereto) and if such real property is located in a special flood hazard area, evidence of flood insurance in form and amount reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary (other than an Excluded Foreign Subsidiary) created or acquired after the Closing Date by any Loan Party, within 30 days after such creation or acquisition (or such longer period as the Administrative Agent may provide in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected security interest in the Equity Interests of such new Subsidiary that is owned by any Loan Party, (ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, (iii) cause such new Subsidiary (A) to become a party to this Agreement and the Security Agreement, (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest (except as to Liens permitted by Section 5.2) in the Collateral described in the Security Agreement with respect to such new Subsidiary, including, if applicable, the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent and (C) to deliver to the Administrative Agent a closing certificate (with insertions and attachments as required in Section 7.1(g)) of such Subsidiary, with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(d) With respect to any first-tier Excluded Foreign Subsidiary created or acquired after the Closing Date by any Loan Party, within 45 days after such creation or acquisition (or such longer period as the Administrative Agent may provide in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement (or a separate Collateral Document) as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Equity Interests of such new Subsidiary that is owned by any such Loan Party (provided that in no event shall more than 66% of the total outstanding voting Equity Interests of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Equity Interests, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Loan Party, and take such other action as may be reasonably necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

4.10 Use of Proceeds. Use the proceeds of the Term Loans and Revolving Loans made on the Closing Date solely for the purposes of (i) refinancing existing Funded Debt, (ii) funding the Closing Date Distribution, and (iii) payment of fees and expenses incurred in connection with the consummation of the Transaction, and use the proceeds of Revolving Loans made after the Closing Date solely to finance working capital, Capital Expenditures, Permitted Acquisitions and for other general corporate purposes.

4.11 Deposit Accounts. Maintain all of its primary deposit accounts with the Administrative Agent; provided, however, that the Borrower shall have a reasonable period of time, not to exceed 30 days, in which to close all primary deposit accounts maintained with any depository institutions other than the Administrative Agent, except that the Borrower shall be permitted to continue the existing operating account (or any successor account) maintained with HSBC Bank USA, National Association, and utilized in connection with the operations of the Borrower’s Foreign Subsidiaries.

4.12 Anti-Corruption Laws. (a) Conduct its business in compliance in all material respects with Anti-Corruption Laws; (b) maintain policies and procedures designed to promote and achieve compliance in all material respects with Anti-Corruption Laws; and (c) have appropriate controls and safeguards in place reasonably designed to prevent any Loans from being used in a way that would violate Section 5.15.

ARTICLE V

NEGATIVE COVENANTS

Until the Commitments have been terminated and the Obligations have been paid in full, the Loan Parties jointly and severally covenant and agree that the Loan Parties shall not, and shall not permit any of their Subsidiaries to:

5.1 Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document, including any additional Indebtedness resulting from an increase in the Total Revolving Commitments pursuant to Section 2.24;

(b) Indebtedness of the Borrower to any Subsidiary Guarantor and of any Subsidiary Guarantor to the Borrower or any other Subsidiary Guarantor;

(c)(i) Guarantee Obligations incurred by the Borrower or any Subsidiary Guarantor of obligations of the Borrower or any other Subsidiary Guarantor and (ii) Guarantee Obligations incurred by a Subsidiary that is not a Subsidiary Guarantor of obligations of the Borrower or any other Subsidiary;

(d) Indebtedness outstanding on the date hereof and listed on Schedule 5.1 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(e) Indebtedness owed to any Person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person;

(f) Indebtedness of the Borrower and its Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, bankers’ acceptances and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business and not in connection with Indebtedness for money borrowed, including without limitation those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(g) Indebtedness incurred by Foreign Subsidiaries in an aggregate principal amount outstanding not to exceed $10,000,000 at any one time, and guarantees of such Indebtedness;

(h) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition, and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof or increasing the principal amount thereof except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder);

(i) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 5.2(f) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(j) Swap Agreements entered into in the ordinary course of business for non-speculative hedging purposes and not as financing;

(k) Indebtedness in respect of netting services, overdraft protection and similar arrangements, including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(l) to the extent it constitutes Indebtedness, Indebtedness incurred by the Borrower or any of its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, sharing of tax benefits (whether under the Tax Receivables Agreement or otherwise) or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Dispositions permitted by Section 5.4;

(m) Indebtedness incurred in connection with the financing of insurance premiums in an amount not to exceed the annual premiums in respect thereof at any one time outstanding;

(n) other Indebtedness of the Borrower or the Subsidiaries in an aggregate principal amount not exceeding $5,000,000 at any time outstanding; and

(o) Investments in the form of Indebtedness permitted by Section 5.6.

5.2 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, suppliers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(b) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(c) deposits to secure the performance of bids, trade, proposals, contracts (other than for borrowed money), leases, statutory obligations, indemnity, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) easements, licenses, rights-of-way, survey exceptions, zoning or other restrictions and other similar encumbrances incurred in the ordinary course of business or other minor irregularities in title (including leasehold title) that do not in any case materially detract from the value of the property subject thereto and do not materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(e) Liens in existence on the date hereof listed on Schedule 5.2 and any renewals or extensions thereof, provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of obligations secured thereby is not increased except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such renewal or extension and by an amount equal to any existing commitments unutilized thereunder;

(f) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 5.1(i) to finance the acquisition, construction or improvement of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition, construction or improvement of such fixed or capital assets or within 90 days thereof and (ii) such Liens do not at any time encumber any Property other than the fixed or capital assets financed by such Indebtedness;

(g) Liens created pursuant to the Collateral Documents;

(h) Liens existing on assets acquired in connection with any Permitted Acquisition; provided that such Liens were not incurred in connection with, or in contemplation of, such Permitted Acquisition and do not extend to any assets of the Borrower or any of its Subsidiaries other than the specific assets so acquired (and improvements thereon);

(i) Liens for taxes, assessments or governmental charges or claims or other like statutory Liens that do not secure Indebtedness for borrowed money and (i) that are not yet delinquent or (ii) that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that, unless the amount is immaterial, any adequate reserves or other appropriate provision as shall be required are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(j) Liens resulting from any judgments, awards or orders to the extent that such judgments, awards or orders do not cause or constitute an Event of Default;

(k) Liens in the form of licenses or sublicenses (including licenses or sublicenses of Intellectual Property), or leases or subleases granted or created by the Borrower or any of its Subsidiaries in the ordinary course of business;

(l) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(m) bankers’ Liens, including normal and customary rights of setoff, and similar Liens existing solely with respect to cash and Cash Equivalents and Investments permitted by Section 5.6 on deposit in one or more accounts maintained by the Borrower or any Subsidiary of the Borrower, in each case granted in the ordinary course of business in favor of the bank or banks or other depository institutions which such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(n) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(o) Liens on assets of Foreign Subsidiaries to secure Indebtedness permitted by Section 5.1(g);

(p) any interest or title of licensor or sublicensor of Intellectual Property not prohibited hereby;

(q) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of a Loan Party; and

(r) any replacement, extension and renewal of any Lien permitted hereby, to the extent any such replacement, extension or renewal is not spread to cover any additional Property.

For the avoidance of doubt, any obligation imposed pursuant to Section 430(k) of the Code or 303(k) of ERISA shall not be a permitted Lien hereunder.

5.3 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, or amend (or allow the amendment of any of its Organizational Documents in a manner adverse to the interests of the Lenders, except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person); and (ii) any Subsidiary of the Borrower that is not a Subsidiary Guarantor may be merged or consolidated with or into any other Subsidiary that is not a Subsidiary Guarantor;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 5.5;

(c) any Investment expressly permitted by Section 5.6 may be structured as a merger, consolidation or amalgamation;

(d) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, would not reasonably be expected to have a Material Adverse Effect and all of its assets and business are transferred to a Loan Party; or

(e) any Subsidiary that is not a Subsidiary Guarantor may dissolve, liquidate, wind up its affairs and distribute its assets ratably to its shareholders, partners or members, as applicable (provided that in connection with the foregoing and to the extent such assets are distributed to a Loan Party, the Borrower will, and will cause each Subsidiary Guarantor to, take all actions necessary and reasonably requested by the Administrative Agent to perfect Liens on Collateral granted to the Administrative Agent pursuant to the Collateral Documents).

5.4 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Equity Interests to any Person, except:

(a) the Disposition of obsolete or worn out property;

(b) the sale of inventory in the ordinary course of business;

(c) the sale or issuance of any Subsidiary’s Equity Interests to the Borrower or any Subsidiary Guarantor or the sale or issuance of Equity Interests of a Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor or the issuance of any qualifying shares;

(d) Disposition of property by any Foreign Subsidiary to another Foreign Subsidiary and Dispositions of property by any Subsidiary that is not a Guarantor to the Borrower or any other Subsidiary;

(e) leases, subleases, licenses and sublicenses of property (including Intellectual Property) in the ordinary course of business;

(f) the Wireharness Disposition;

(g) the Disposition of other properties or assets having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of the Borrower;

(h) Dispositions, discounts or forgiveness of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business; and

(i) the abandonment or other Disposition of Intellectual Property that is, in the reasonable business judgment of the Borrower, no longer necessary for the conduct of the business of the Loan Parties taken as a whole.

For the avoidance of doubt, the issuance of Equity Interests by the Borrower shall not be deemed a Disposition of property or in any manner be prohibited by this Section 5.4.

5.5 Distributions. Declare, make or pay any Distribution (other than Distributions payable solely in Equity Interests of the Person making such Distribution, including any payment-in-kind distribution), either directly or indirectly, whether in cash or property or in obligations of any Group Member, except that:

(a) any Subsidiary may make Distributions to the Borrower or any Subsidiary Guarantor and any Subsidiary that is not a Subsidiary Guarantor may make Distributions to the Borrower or any other Subsidiary that is not a Subsidiary Guarantor;

(b) the Borrower may make the Closing Date Distribution; and

(c) the Borrower may (i) make Distributions to PubCo to permit PubCo to pay, corporate overhead expenses incurred in the ordinary course of business (including expenses relating to insurance and professional fees), not to exceed $2,000,000 in any fiscal year, (ii) make Distributions to PubCo to permit PubCo to pay expenses relating to the IPO which, when added to the expenses permitted under the foregoing clause (i), do not exceed $5,000,000 in the year in which the IPO is completed, (iii) make Distributions to PubCo to permit PubCo to pay director fees and expenses, and (iv) for as long as the Borrower remains a partnership or “disregarded entity” for tax purposes, make Distributions in each year to the members of the Borrower on a quarterly basis by the 10th (or next succeeding Business Day) of each of March, June, September and December of each taxable year, or such other dates as may be appropriate in light of tax payment requirements, of an aggregate amount in cash equal to the excess, if any, of (A) the Consolidated Tax Liability with respect to such taxable year over (B) the amounts previously distributed pursuant to this Section 5.5(c) with respect to such taxable year; and

(d) in addition to the Distributions permitted by Section 5.5(c), the Borrower may make Distributions to its members or other equity holders so long as (i) no Default or Event of Default has occurred and is continuing at the time any Distribution is to be made or will result from the making of such Distribution, (ii) both before and after giving effect to any Distribution, the Borrower will remain in compliance with the Financial Covenants, and (iii) prior to making such Distribution, the Borrower notifies the Administrative Agent of the amount of the Distribution to be made and provides satisfactory evidence that the proposed Distribution will comply with this Section 5.5(d).

5.6 Investments and Acquisitions. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interests, bonds, notes, debentures or other debt securities of, or make any Acquisition of assets constituting a business unit of, make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit (including extensions in the nature of accounts receivable or notes receivable arising from the grant of trade credit) in the ordinary course of business and Investments received (i) in satisfaction or partial satisfaction thereof from financially troubled account debtors or (ii) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(b) investments in cash or Cash Equivalents;

(c) Investments existing as of the Closing Date and set forth on Schedule 5.6;

(d) Guarantee Obligations permitted by Section 5.1;

(e) loans and advances to employees, officers or directors of any Group Member in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and all of its Subsidiaries not to exceed $1,000,000 at any one time outstanding;

(f) Investments in assets useful in the business of the Borrower and its Subsidiaries made by the Borrower or any of its Subsidiaries with the proceeds of any Reinvestment Deferred Amount;

(g) Investments in promissory notes received as consideration for Dispositions permitted by Section 5.4, provided that at least 50% of the fair market value of the assets that are the subject of each such Disposition shall have been received in cash;

(h) intercompany Investments by any Group Member in the Borrower or any Person that, in the case of an Investment in a Person other than the Borrower, prior to such Investment, such Person is a Subsidiary Guarantor or, after such Investment, such Person becomes a Subsidiary Guarantor pursuant to Section 4.9;

(i) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party;

(j) Investments in the form of Swap Agreements;

(k) Investments made after the Closing Date in Foreign Subsidiaries that are not and do not become Subsidiary Guarantors in an aggregate amount (valued at cost) not to exceed $10,000,000 during the term of this Agreement;

(l) Permitted Acquisitions; and

(m) in addition to Investments otherwise expressly permitted by this Section 5.6, other Investments by the Borrower or any of its Subsidiaries in an aggregate amount (valued at cost) not to exceed $5,000,000 during the term of this Agreement.

5.7 Optional Payments and Modifications of Certain Debt Instruments. (a) Make or offer to make any optional or voluntary prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Subordinated Indebtedness or (b) amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to, any of the terms of any Subordinated Indebtedness (other than any such amendment, modification, waiver or other change that (i) would extend the maturity or reduce the amount of any payment of principal thereof or reduce the rate or extend any date for payment of interest thereon or would not otherwise be materially adverse to the Lenders and (ii) does not involve the payment of a consent fee).

5.8 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary

Guarantor), except for (a) any transaction that (i) otherwise permitted under this Agreement, including Distributions permitted pursuant to Section 5.5, (ii) in the ordinary course of business of the relevant Group Member, and (iii) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate, (b) any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by any Group Member in the ordinary course of business and payments pursuant thereto, (c) payment of reasonable directors’ fees, (d) transactions pursuant to or contemplated by the Tax Receivables Agreement or any other agreement of, or any instrument entered into or issued by, the Borrower and its Subsidiaries as in effect on the date of this Agreement and disclosed in Schedule 5.8, or any amendment thereto or any replacement agreements so long as any such amendment or replacement agreement is not more disadvantageous to the holders in any material respect than the original agreement or instrument as in effect on the date hereof, (e) the issuance of Equity Interests of the Borrower to PubCo in connection with the IPO or thereafter, (f) the lease of real property from the Permitted Investors, and (g) customary compensation and other employee benefit plans, indemnification and reimbursement of expenses of employees, officers and directors.

5.9 Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Loan Party.

5.10 Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31 or change the Borrower’s method of determining fiscal quarters.

5.11 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents; (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby); (c) restrictions applicable to specific property to be sold pursuant to an executed agreement with respect to a permitted asset Disposition; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (e) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person; (f) any such agreement existing on the Closing Date; (g) any agreement in effect at the time any Person becomes a Subsidiary of the Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Subsidiary of the Borrower; and (h) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower or assets of the Borrower or any of its Subsidiaries pending such sale.

5.12 Clauses Restricting Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) make Distributions in respect of any Equity Interests of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary of the Borrower, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (c) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the ordinary course of business, (iii) any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement, (iv) any instrument governing Indebtedness or Equity Interests of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such Acquisition (except to the extent such Indebtedness or Equity Interests was incurred or issued in connection with or in contemplation of such Acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness is permitted by Section 5.1 to be incurred, (v) any agreement for the Disposition of a Subsidiary permitted by this Agreement that restricts Distributions by such Subsidiary pending such Disposition, and (vi) provisions in agreements or instruments which prohibit the making of Distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis.

5.13 Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are similar, complementary, or reasonably related or incidental thereto or are reasonable extensions thereof.

5.14 Anti-Terrorism Law. (a) Conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 3.20, (b) deal in, or otherwise engage in any transaction relating to, any property of interests in property blocked pursuant to the Executive Order of any other Anti-Terrorism Law or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

5.15 Anti-Corruption Law. (a) Directly or indirectly use the proceeds of the Loans (i) for any purpose which would breach the U.K. Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions, (ii) to fund, finance or facilitate any activities, business or transaction of or with any Designated Person or in any Sanctioned Country, or otherwise in violation of Sanctions, as such Sanctions Lists or Sanctions are in effect from time to time, or (iii) in any other manner that will result in the violation of any applicable Sanctions by the Administrative Agent or any Lender and (b) use funds or assets obtained directly or indirectly from transactions with or otherwise relating to (i) Designated Persons or (ii) any Sanctioned Country, to pay or repay any of the Obligations.

5.16 Embargoed Person. At all times throughout the terms of the Loans, (a) none of the funds or assets of the Loan Parties that are used to repay the Loans shall constitute property of, or shall be beneficially owned directly or, to the knowledge of the Borrower, indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC, U.S. Department of Treasury, and/or to the knowledge of the Borrower, as of the date thereof, or any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or regulation promulgated thereunder, with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders hereunder would be in violation of law, or (ii) the Executive Order, any related enabling legislation or any other similar Executive Orders (collectively, “Executive Orders”), and (b) no Embargoed Person shall have any direct interest, and to the knowledge of the Borrower, as of the Closing Date, indirect interest, of any nature whatsoever in any of the Loan Parties, with the result that the investment in any of the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of Law.

5.17 Anti-Money Laundering. At all times throughout the term of the Loans, to the knowledge of the Borrower, none of the funds of any of the Loan Parties that are used to repay the Loans shall be derived from any unlawful activity with the result that the investment in any of the Loan Parties (whether directly or indirectly), is prohibited by law or the Loans would be in violation of law.

ARTICLE VI

FINANCIAL COVENANTS.

Until the Commitments have been terminated and the Obligations have been paid in full, the Loan Parties jointly and severally covenant and agree that they will not:

6.1 Total Leverage Ratio. Permit the Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower, commencing with the period of four consecutive fiscal quarters ending June 30, 2014, to exceed 3.00 to one (3.00:1.00); provided that, if an IPO is not closed within one year following the Closing Date, then the maximum permitted Total Leverage Ratio as at the last day of any period of four consecutive fiscal quarters shall be reduced to 2.50 to one (2.50:1.00) commencing with the period ending September 30, 2015, and provided, further, that if an IPO is closed at any time after one year from the Closing Date, then the maximum permitted Total Leverage Ratio shall be re-established at 3.0 to one (3.00:1.00) effective as the last day of the fiscal quarter during which the IPO is closed.

6.2 Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower, commencing with the period of four consecutive fiscal quarters ending June 30, 2014, to be less than 1.10 to one (1.10:1.00).

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Initial Loans. The agreements of each Lender to make Loans and extensions of credit hereunder is subject to the satisfaction, prior to or concurrently with the making of such Loan or other extension of credit on the Closing Date, of the following conditions precedent:

(a) The Administrative Agent (or its counsel) shall have received (i) this Agreement, executed and delivered by the Borrower, the initial Subsidiary Guarantors, and each Lender listed on Schedule 1.1, (ii) the Notes (to the extent requested by any Lender in accordance with Section 2.25(d)), executed and delivered by the Borrower, (iii) the Security Agreement, executed and delivered by the Borrower and each initial Subsidiary Guarantor, and (iv) an Acknowledgment and Consent in the form attached to the Security Agreement, executed delivered by each Issuer (as defined therein), if any that is not a Loan Party.

(b) Prior to or concurrently with the Closing Date, all amounts outstanding under, and all other amounts due in respect of all outstanding Funded Debt of the Borrower shall have been repaid in full and all Liens securing such Funded Debt shall have been terminated, or agreed to be terminated pursuant to pay-off letters, on terms and conditions reasonably satisfactory to the Administrative Agent.

(c) The Administrative Agent shall have received (i) audited consolidated financial statements of the Borrower and its consolidated Subsidiaries for the three most recent fiscal years ended prior to the Closing Date and (ii) income statement projections for the Borrower and its Subsidiaries through December 31, 2018.

(d) The Administrative Agent shall have received a certificate of the Vice President of Finance of the Borrower as to the satisfaction of the conditions set forth in this Section 7.1.

(e) The Administrative Agent shall have received the results of a recent Lien search with respect to each Loan Party in each relevant jurisdiction, and such search shall reveal no Liens on any of the Properties of the Loan Parties except for Liens permitted by Section 5.2 or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(f) The Administrative Agent shall have received all fees required to be paid by the Borrower pursuant to the Fee Letter, and all expenses for which invoices have been presented (including the documented reasonable and out-of-pocket fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of Loans made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(g) The Administrative Agent shall have received (i) a certificate of the secretary or assistant secretary (or equivalent officer) each Loan Party, dated the Closing Date, certifying as to the Organizational Documents of such Loan Party and as to the adoption of resolutions by the managers or directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(h) The Administrative Agent shall have received, on behalf of itself and the Lenders, an opinion of Fulbright & Jaworski, LLP, counsel for the Loan Parties, covering the matters set forth on Exhibit J.

(i) Each document (including any UCC financing statement) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent (other than control agreements which are to be entered into in accordance with Section 4.12) to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 5.2), shall be in proper form for filing, registration or recordation.

(j) The Administrative Agent shall have received a solvency certificate dated as of the Closing Date from the Vice President of Finance of the Borrower in form reasonably satisfactory to the Administrative Agent.

(k) The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 4.6(b).

For the purpose of determining compliance with the conditions specified in this Section 7.1, each Lender that has signed this Agreement shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 7.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

7.2 Conditions to Each Credit Extension. The agreement of each Lender to make any Loan requested to be made by it on any Borrowing Date (including its initial Loans), and of the LC Issuer to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions precedent:

(a) Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such Borrowing Date or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except for representations and warranties made as of a specific earlier date that shall be true and correct in all material respects as of such earlier date.

(b) At the time of and immediately after giving effect to such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing, and no event or circumstance shall have occurred or be existing which has had or could reasonably be expected to have a Material Adverse Effect.

Each Loan and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE VIII

EVENTS OF DEFAULT

8.1 Events of Default. The occurrence of any of the following events or the existence of any of the following circumstances shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of or interest or fee on or in respect of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any other amount payable hereunder or under any other Loan Document within 10 days after any such other amount becomes due in accordance with the terms hereof;

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made;

(c) any Loan Party shall default in the observance or performance of any covenant contained in Sections 4.1, 4.2, 4.4, 4.5, 4.6, 4.8, 4.9 or 4.11 (or the corresponding provision of any other Loan Document), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Required Lenders;

(d) any Loan Party shall default in the observance or performance of any agreement or covenant contained in Sections 4.3, 4.7, 4.10 or 4.12 or in Articles V or VI (or the corresponding provision of any other Loan Document);

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans and guaranties thereof and excluding Indebtedness under Swap Agreements) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable with any applicable grace period having expired; or (iv) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement) resulting from (A) any event of default under such Swap Agreement as to which any Group Member is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as defined in such Swap Agreement) under such Swap Agreement as to which any Group Member is an Affected Party (as defined in such Swap Agreement); provided, that an Event of Default under this clause (e) shall continue only so long as the applicable event or condition constituting such Event of Default is unremedied and is not waived or rescinded by the holders of such Indebtedness;

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future Debtor Relief Law seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) or any Group Member shall make a general assignment for the benefit of its creditors;

(g) (i) any Person shall engage in any non-exempt Prohibited Transaction involving any Plan; (ii) any failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity; (iii) a determination shall be made that any Single Employer Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is reasonably likely to result in the termination of such Plan for purposes of Title IV of ERISA; (v) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (vi) any Group Member or any Commonly Controlled Entity shall, or shall be reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or there shall be a determination that any Multiemployer Plan is, or is expected to be, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA); (vii) with respect to any Foreign Plan, there shall occur (A) a failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Plan, (B) a failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Plan required to be registered; or (C) a failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan; or (viii) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (not paid or fully covered by insurance (other than with respect to deductibles) as to which the relevant insurance company has been notified of such liability and has not challenged such coverage) of $1,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 45 days from the entry thereof;

(i) any of the Loan Documents shall cease, for any reason, to be in full force and effect (other than as a direct result of an action taken by the Administrative Agent or any Lender or their respective Affiliates or the failure of the Administrative Agent to take any action requested by a Loan Party in writing that is within the Administrative Agent’s control), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority as purported to be created thereby, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file UCC continuation statements and except as to Collateral consisting of real property to the extent that such losses are covered by a Lender’s title policy and such insurer has not denied coverage;

(j) the Guaranty shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert, except with respect to the release of any Guarantor from its obligations permitted by this Agreement; or

(k) a Change of Control shall occur.

8.2 Termination of Commitments; Acceleration. Upon the occurrence of an Event of Default specified in clause (i) or (ii) of paragraph (f) of Section 8.1 with respect to the Borrower, automatically the Revolving Commitments shall immediately terminate and the outstanding Loans (with accrued interest thereon), Letter of Credit Liabilities (including contingent reimbursement obligations), and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable. Upon the occurrence of any other Event of Default and at any time thereafter during the continuation of such Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon), Letter of Credit Liabilities (including contingent reimbursement obligations), and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as may be expressly provided in Section 8.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE IX

EXPENSES AND INDEMNITY.

9.1 Reimbursement of Certain Fees and Expenses.

(a) Whether or not the closing of the Transactions takes place, other than any failure to close due to a default of any Lender, the Loan Parties shall pay or reimburse the Administrative Agent for all out-of-pocket expenses reasonably incurred by the Administrative Agent in connection with the negotiation and preparation of this Agreement and the other Loan Documents and the consummation of the Transactions herein contemplated, including all reasonable fees and expenses of the Administrative Agent’s counsel, all recording and filing fees, recording costs, examinations of and certifications as to public records, and all other reasonable expenses of every kind resulting from or incident to the consummation of the Transactions. The Loan Parties will also pay or reimburse the Administrative Agent from time to time, within 30 days after a request made by the Administrative Agent, for all out-of-pocket expenses reasonably incurred by the Administrative Agent in connection with the administration of this Agreement or the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including all such out-of-pocket expenses reasonably incurred in connection with any workout, restructuring or negotiations in respect of the Loans. Such expenses will also include the reasonable fees and expenses of the Administrative Agent’s counsel incurred in connection with any amendment, modification, or supplement to this Agreement or the other Loan Documents or in connection with any waiver or consent which may be requested by the Loan Parties.

(b) Upon the occurrence of an Event of Default, the Loan Parties will from time to time, within 30 days after a request made by the Administrative Agent or any Lender, reimburse the Administrative Agent or such Lender for all amounts reasonably expended, advanced or incurred by the Administrative Agent or such Lender to satisfy any obligation of the Loan Parties under this Agreement or any other Loan Documents, or to collect upon the Notes or any of the Obligations, or to enforce the rights of Administrative Agent or such Lender under this Agreement and any other Loan Documents, or to protect the Collateral, which amounts will include all court costs, bonds, reasonable attorneys’ fees and expenses, reasonable fees of auditors and accountants, and investigation expenses reasonably incurred by the Administrative Agent in connection with any such matters, together with interest at the Default Rate on each such amount from the date the same is due and payable to the Administrative Agent or such Lender until the date it is repaid to the Administrative Agent or such Lender. All amounts advanced in connection herewith shall be secured by the Collateral.

9.2 Indemnity. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Loan Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, the administration of this Agreement and the other Loan Documents, (ii) the Loans or the use or proposed use of the proceeds therefrom, (iii) the environmental condition of, or any release, spill, storage, use, transportation or disposal of any Materials of Environmental Concern on, at or from any Properties owned by the Borrower or any of its Subsidiaries, (iv) any activity carried on or undertaken by the Borrower or any of its Subsidiaries, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnitee.

9.3 Waiver of Consequential and Punitive Damages. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and each of the Loan Parties hereby waives, any claim against each Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, or the use of the proceeds of the Loans. To the fullest extent permitted by applicable Law, the Lenders shall not assert, and each of the Lenders hereby waives, any claim against each Loan Party, on any theory of liability, for exemplary or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated; provided that this sentence shall not in any manner limit the indemnity obligations of the Loan Parties under Section 9.2 with respect to claims asserted by third parties.

9.4 Survival. The agreements in this Article IX shall survive the resignation of the Administrative Agent, the replacement of any Lender, the release of any Loan Party from further liability for payment of the Loans and the repayment, satisfaction or discharge of all of the other Obligations.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to enter into each of the Loan Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as the Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 12.1 and to the terms of the other Loan Documents, the Administrative Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of the Lenders. The provisions of this Article X are solely for the benefit of the Administrative Agent and the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. The Administrative Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its own agents or employees. The Administrative Agent shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Loan Party or Affiliate of any Loan Party as if it were not the Administrative Agent hereunder.

10.2 Action by Administrative Agent. The duties of the Administrative Agent shall be mechanical and administrative in nature. The Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents is intended to or shall be construed to impose upon the Administrative Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein.

10.3 Consultation with Experts. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.4 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Loan Documents, except that the Administrative Agent shall be liable with respect to its specific duties set forth hereunder, but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements specified in any Loan Document; (iii) the satisfaction of any condition specified in any Loan Document; (iv) the validity, effectiveness, sufficiency or genuineness of any Loan Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (v) the existence or non-existence of any Default or Event of Default; or (vi) the financial condition of any Loan Party. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Administrative Agent any such erroneous payments received by them).

10.5 Indemnification. Each Lender shall, in accordance with its Aggregate Exposure Percentage, indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that the Administrative Agent may suffer or incur in connection with the Loan Documents or any action taken or omitted by the Administrative Agent hereunder or thereunder. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Required Lenders until such additional indemnity is furnished.

10.6 Right to Request and Act on Instructions. The Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Administrative Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, the Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of the Required Lenders (or all or such other portion of the Lenders), the Administrative Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or expose the Administrative Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 10.5.

10.7 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents.

10.8 Collateral Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent under any Collateral Document (i) upon payment in full of all Obligations, or (ii) constituting assets or property sold or disposed of as part of or in connection with any Transfer permitted under this Agreement or the other Loan Documents (it being understood and agreed that the Administrative Agent may conclusively rely without further inquiry on a certificate of any Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Loan Documents). Upon request by the Administrative Agent at any time, the Lenders will confirm the Administrative Agent’s authority to release particular types or items of personal property included in the Collateral pursuant to this Section 10.8.

10.9 Agency for Perfection. The Administrative Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting the Administrative Agent’s security interest in assets which, in accordance with the UCC can be perfected by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such assets, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor, shall deliver such assets to the Administrative Agent or in accordance with the Administrative Agent’s instructions or transfer control to the Administrative Agent in accordance with the Administrative Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any Collateral unless instructed to do so by the Administrative Agent, it being understood and agreed that such rights and remedies may be exercised only by the Administrative Agent.

10.10 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify each Lender of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of the Lenders.

10.11 Successor Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and notice of such acceptance to the retiring Administrative Agent, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, the retiring Administrative Agent’s resignation shall become immediately effective and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents (if such resignation was not already effective and such duties and obligations not already discharged, as provided below in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders (but without any obligation) appoint a successor Administrative Agent. From and following the expiration of such 30-day period, the

Administrative Agent shall have the exclusive right, upon one Business Day’s notice to the Borrower and the Lenders, to make its resignation effective immediately. From and following the effectiveness of such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. The provisions of this Agreement shall continue in effect for the benefit of any retiring Administrative Agent and its sub-agents after the effectiveness of its resignation hereunder and under the other Loan Documents in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting or was continuing to act as Administrative Agent.

10.12 Right to Perform, Preserve and Protect. If any Loan Party fails to perform any obligation hereunder or under any other Loan Document, the Administrative Agent itself may, but shall not be obligated to, cause such obligation to be performed at the Borrower’s expense. The Administrative Agent is further authorized by the Borrower and the Lenders to make expenditures from time to time which the Administrative Agent, in its reasonable business judgment, deems necessary or desirable to (i) preserve or protect the business conducted by the Borrower and its Subsidiaries and the Collateral and/or (ii) enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations. The Borrower hereby agrees to reimburse the Administrative Agent on demand for any and all costs, liabilities and obligations incurred by the Administrative Agent pursuant to this Section 10.12. Each Lender hereby agrees to indemnify the Administrative Agent upon demand for any and all costs, liabilities and obligations incurred by the Administrative Agent pursuant to this Section 10.12.

10.13 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than the Administrative Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Loan Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Administrative Agent shall be deemed to have concurrently resigned as such Additional Titled Agent.

ARTICLE XI

SUBSIDIARY GUARANTY

11.1 Obligations Guaranteed. Each Subsidiary Guarantor hereby, joint and severally, irrevocably and unconditionally guarantees the prompt payment at maturity of the Obligations. Reference in this Article XI to “this Guaranty” means the provisions of this Article XI.

11.2 Nature of Guaranty. This Guaranty is an absolute, irrevocable, completed and continuing guaranty of payment and not a guaranty of collection, and no notice of the

Obligations or any extension of credit already or hereafter contracted by or extended to the Borrower need be given to any Subsidiary Guarantor. This guaranty may not be revoked by any Subsidiary Guarantor and shall continue to be effective with respect to the Obligations arising or created after any attempted revocation by such Subsidiary Guarantor and shall remain in full force and effect until the Obligations are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto no Obligations may be outstanding. The Borrower and the Lenders may modify, alter, rearrange, extend for any period and/or renew from time to time, the Obligations, and the Lenders may waive any Default or Events of Default without notice to any Subsidiary Guarantor and in such event each Subsidiary Guarantor will remain fully bound hereunder on the Obligations. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of the Obligations is rescinded or must otherwise be returned by any of the Lenders upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made. This Guaranty may be enforced by the Administrative Agent, the Lenders and any subsequent holder of any of the Obligations and shall not be discharged by the assignment or negotiation of all or part of the Obligations. Each Subsidiary Guarantor hereby expressly waives presentment, demand, notice of non-payment, protest and notice of protest and dishonor, notice of Default or Event of Default, and also notice of acceptance of this guaranty, acceptance on the part of the Lenders being conclusively presumed by the Lenders’ request for this Guaranty and the Subsidiary Guarantors’ being party to this Agreement.

11.3 Administrative Agent’s Rights. Each Subsidiary Guarantor authorizes the Administrative Agent, without notice or demand and without affecting any Subsidiary Guarantor’s liability hereunder, to take and hold security for the payment of its obligations under this Guaranty and/or the Obligations, and exchange, enforce, waive and release any such security; and to apply such security and direct the order or manner of sale thereof as the Administrative Agent in its discretion may determine, and to obtain a guaranty of the Obligations from any one or more Persons and at any time or times to enforce, waive, rearrange, modify, limit or release any of such other Persons from their obligations under such guaranties.

11.4 Waivers.

(a) Each Subsidiary Guarantor waives any right to require the Administrative Agent or any of the Lenders to (i) proceed against the Borrower or any other person liable on the Obligations, (ii) enforce any of their rights against any other guarantor of the Obligations, (iii) proceed or enforce any of their rights against or exhaust any security given to secure the Obligations, (iv) have the Borrower joined with any Subsidiary Guarantor in any suit arising out of this Guaranty and/or the Obligations, or (v) pursue any other remedy in the Administrative Agent’s or the Lenders’ powers whatsoever. It is agreed between the Subsidiary Guarantors and the Administrative Agent and the Lenders that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for this Guaranty and such waivers, the Lenders would not extend or continue to extend credit under this Agreement. The Lenders shall not be required to mitigate damages or take any action to reduce, collect or enforce the Obligations. Each Subsidiary Guarantor waives any defense arising by reason of any disability, lack of corporate authority or power, or other defense of the Borrower or any other guarantor of the Obligations, and shall remain liable hereon regardless of whether the Borrower or any other guarantor be found not liable thereon for any reason. Whether and when to exercise any of the remedies of the Lenders under any of the Loan Documents shall be in the sole and absolute discretion of the Administrative Agent, and no delay by the Administrative Agent in enforcing any remedy, including delay in conducting a foreclosure sale, shall be a defense to any Subsidiary Guarantor’s liability under this Guaranty.

(b) In addition to the waivers contained in Section 11.4(a), the Subsidiary Guarantors waive, and agree that they shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the Subsidiary Guarantors of their obligations under, or the enforcement by the Administrative Agent or the Lenders of, this Guaranty. The Subsidiary Guarantors hereby waive diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Obligations, notice of adverse change in the Borrower’s financial condition or any other fact which might materially increase the risk to the Subsidiary Guarantors) with respect to any of the Obligations or all other demands whatsoever and waive the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. The Subsidiary Guarantors, jointly and severally, represent, warrant and agree that, as of the date of this Guaranty, their obligations under this Guaranty are not subject to any offsets or defenses of any kind against the Administrative Agent, the Lenders, the Borrower or any other Person that executes a Loan Document. The Subsidiary Guarantors further jointly and severally agree that their obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses of any kind which may arise in the future against the Administrative Agent, the Lenders, the Borrower or any other Person that executes a Loan Document.

(c) Until the Obligations have been paid in full, each Subsidiary Guarantor waives all rights of subrogation or reimbursement against the Borrower, whether arising by contract or operation of law (including, without limitation, any such right arising under any federal, state or other applicable Debtor Relief Laws) and waives any right to enforce any remedy which the Administrative Agent or the Lenders now have or may hereafter have against the Borrower, and waives any benefit or any right to participate in any security now or hereafter held by the Administrative Agent or any Lender.

11.5 Maturity of Obligations, Payment. Each Subsidiary Guarantor agrees that if the maturity of any of the Obligations is accelerated by bankruptcy or otherwise, such maturity shall also be deemed accelerated for the purpose of this Guaranty without demand or notice to any Subsidiary Guarantor. Each Subsidiary Guarantor will, forthwith upon notice from the Administrative Agent, jointly and severally pay to the Administrative Agent the amount due and unpaid by the Borrower and guaranteed hereby. The failure of the Administrative Agent to give this notice shall not in any way release any Subsidiary Guarantor hereunder.

11.6 Administrative Agent’s Expenses. If any Subsidiary Guarantor fails to pay the Obligations after notice from the Administrative Agent of the Borrower’s failure to pay any Obligations at maturity, and if the Administrative Agent obtains the services of an attorney for collection of amounts owing by any Guarantor hereunder, or obtaining advice of counsel in respect of any of their rights under this Guaranty, or if suit is filed to enforce this Guaranty, or if proceedings are had under any Debtor Relief Laws for the establishment or collection of any amount owing by any Subsidiary Guarantor hereunder, or if any amount owing by any Subsidiary Guarantor hereunder is collected through such proceedings, each Subsidiary Guarantor jointly and severally agrees to pay to the Administrative Agent the Administrative Agent’s reasonable attorneys’ fees.

11.7 Liability. It is expressly agreed that the liability of each Subsidiary Guarantor for the payment of the Obligations guaranteed hereby shall be primary and not secondary.

11.8 Events and Circumstances Not Reducing or Discharging any Subsidiary Guarantor’s Obligations. Each Subsidiary Guarantor hereby consents and agrees to each of the following to the fullest extent permitted by law, and agrees that each Subsidiary Guarantor’s obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, and waives any rights (including without limitation rights to notice) which each Subsidiary Guarantor might otherwise have as a result of or in connection with any of the following:

(a) Any renewal, extension, modification, increase, decrease, alteration or rearrangement of all or any part of the Obligations, or this Agreement or any instrument executed in connection therewith, or any contract or understanding between the Borrower and any of the Lenders, or any other Person, pertaining to the Obligations, or the waiver or consent by any Agent or the Lenders with respect to any of the provisions hereof or thereof, or any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors against any Subsidiary Guarantor or the Borrower are subordinated to the claims of the Lenders or pursuant to which the Obligations are subordinated to claims of other creditors;

(b) Any adjustment, indulgence, forbearance or compromise that might be granted or given by any of the Lenders to the Borrower or any Subsidiary Guarantor or any Person liable on the Obligations;

(c) The insolvency, bankruptcy, rearrangement, adjustment, composition, liquidation, disability, dissolution, death or lack of power of the Borrower or any other Subsidiary Guarantor or any other Person at any time liable for the payment of all or part of the Obligations; or any dissolution of the Borrower or any other Subsidiary Guarantor, or any sale, lease or transfer of any or all of the assets of the Borrower or any other Subsidiary Guarantor, or any changes in the shareholders, partners, or members of the Borrower or any other Subsidiary Guarantor; or any reorganization of the Borrower or any other Subsidiary Guarantor;

(d) The invalidity, illegality or unenforceability of all or any part of the Obligations, or any document or agreement executed in connection with the Obligations, for any reason whatsoever, including without limitation the fact that the Obligations, or any part thereof, exceed the amount permitted by law, the act of creating the Obligations or any part thereof is ultra vires, the officers or representatives executing the documents or otherwise creating the Obligations acted in excess of their authority, the Obligations violate applicable usury laws, the Borrower has valid defenses, claims or offsets (whether at law, in equity or by agreement) which render the

Obligations wholly or partially uncollectible from the Borrower, the creation, performance or repayment of the Obligations (or the execution, delivery and performance of any document or instrument representing part of the Obligations or executed in connection with the Obligations, or given to secure the repayment of the Obligations) is illegal, uncollectible, legally impossible or unenforceable, or this Agreement or other documents or instruments pertaining to the Obligations have been forged or otherwise are irregular or not genuine or authentic;

(e) Any full or partial release of the liability of the Borrower on the Obligations or any part thereof, of any co-guarantors, or any other Person now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Obligations or any part thereof, it being recognized, acknowledged and agreed by any Subsidiary Guarantor that such Subsidiary Guarantor may be required to pay the Obligations in full without assistance or support of any other Person, and no Subsidiary Guarantor has been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement that other parties other than the Borrower will be liable to perform the Obligations, or the Lenders will look to other parties to perform the Obligations;

(f) The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Obligations;

(g) Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) of any collateral, property or security, at any time existing in connection with, or assuring or securing payment of, all or any part of the Obligations;

(h) The failure of the Administrative Agent, the Lenders or any other Person to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security;

(i) The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Obligations shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed by each Subsidiary Guarantor that no Subsidiary Guarantor is entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Obligations;

(j) Any payment by the Borrower to the Administrative Agent or the Lenders is held to constitute a preference under any Debtor Relief Law, or for any reason the Lenders are required to refund such payment or pay such amount to the Borrower or any other Person; or

(k) Any other action taken or omitted to be taken with respect to this Agreement, the Obligations, or the security and collateral therefor, whether or not such action or omission prejudices any Subsidiary Guarantor or increases the likelihood that any Subsidiary Guarantor will be required to pay the Obligations pursuant to the terms hereof, it being the unambiguous and unequivocal intention of each Subsidiary Guarantor that each Subsidiary Guarantor shall be obligated to joint and severally pay the Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, except for the full and final payment and satisfaction of the Obligations.

11.9 Subordination of All Subsidiary Guarantor Claims.

(a) As used herein, the term “Subsidiary Guarantor Claims” shall mean all debts and liabilities of the Borrower or any Subsidiary of the Borrower to any Subsidiary Guarantor, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligation of the Borrower or such Subsidiary thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by any Subsidiary Guarantor. The Subsidiary Guarantor Claims shall include without limitation all rights and claims of any Subsidiary Guarantor against the Borrower or any Subsidiary of the Borrower arising as a result of subrogation or otherwise as a result of such Subsidiary Guarantor’s payment of all or a portion of the Obligations. Until the Obligations shall be paid and satisfied in full and each Subsidiary Guarantor shall have performed all of its obligations hereunder, no Subsidiary Guarantor shall receive or collect, directly or indirectly, from the Borrower or any Subsidiary of the Borrower or any other party any amount upon the Subsidiary Guarantor Claims.

(b) The Borrower and each Subsidiary Guarantor hereby (i) authorizes the Administrative Agent and the Lenders to demand specific performance of the terms of this Section 11.9, whether or not the Borrower or any Subsidiary Guarantor shall have complied with any of the provisions hereof applicable to it, at any time when it shall have failed to comply with any provisions of this Section 11.9 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c) Upon any distribution of assets of any Loan Party in any dissolution, winding up, liquidation or reorganization (whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i) The Lenders shall first be entitled to receive payment in full in cash of the Obligations before the Borrower or any Subsidiary Guarantor is entitled to receive any payment on account of the Subsidiary Guarantor Claims.

(ii) Any payment or distribution of assets of any Loan Party of any kind or character, whether in cash, property or securities, to which the Borrower or any Subsidiary Guarantor would be entitled except for the provisions of this Section 11.9(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Lenders, to the extent necessary to make payment in full of all Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Lenders.

(d) No right of the Lenders or any other present or future holders of any Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Loan Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Borrower or any Subsidiary Guarantor with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

11.10 Claims in Bankruptcy. In the event of any proceedings under any Debtor Relief Laws involving the Borrower or any Subsidiary of the Borrower, as debtor, the Lenders shall have the right to prove their claim in any proceeding, so as to establish their rights hereunder and receive directly from the receiver, trustee or other court custodian, dividends and payments which would otherwise be payable upon Subsidiary Guarantor Claims. Each Subsidiary Guarantor hereby assigns such dividends and payments to the Lenders. Should the Administrative Agent or any Lender receive, for application upon the Obligations, any such dividend or payment which is otherwise payable to any Subsidiary Guarantor, and which, as between the Borrower or any Subsidiary of the Borrower and any Subsidiary Guarantor, shall constitute a credit upon the Subsidiary Guarantor Claims, then upon payment in full of the Obligations, such Subsidiary Guarantor shall become subrogated to the rights of the Lenders to the extent that such payments to the Lenders on the Subsidiary Guarantor Claims have contributed toward the liquidation of the Obligations, and such subrogation shall be with respect to that proportion of the Obligations which would have been unpaid if the Administrative Agent or a Lender had not received dividends or payments upon the Subsidiary Guarantor Claims.

11.11 Payments Held in Trust. In the event that notwithstanding Sections 11.9 and 11.10 above, any Subsidiary Guarantor should receive any funds, payments, claims or distributions which is prohibited by such Sections, such Subsidiary Guarantor agrees to hold in trust for the Lenders an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees that it shall have absolutely no dominion over the amount of such funds, payments, claims or distributions except to pay them promptly to the Administrative Agent, and each Subsidiary Guarantor covenants promptly to pay the same to the Administrative Agent.

11.12 Benefit of Guaranty. The provisions of this Guaranty are for the benefit of the Lenders, their successors, and their permitted transferees, endorsees and assigns. In the event all or any part of the Obligations are transferred, endorsed or assigned by the Lenders, as the case may be, to any Person or Persons in accordance with the terms of this Agreement, any reference to the “Lenders” herein, as the case may be, shall be deemed to refer equally to such Person or Persons.

11.13 Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Borrower or any Subsidiary Guarantor for liquidation or reorganization, in the event that any of them becomes insolvent or makes an assignment for the benefit of creditors or in the event a receiver, trustee or similar Person is appointed for all or any significant part of any of their assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Legal Requirements, rescinded or reduced in amount, or must otherwise be restored or returned by the Lenders, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.14 Liens Subordinate. Each Subsidiary Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Subsidiary Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon the Borrower’s or any Subsidiary of the Borrower’s assets securing payment of the Obligations, regardless of whether such encumbrances in favor of any Subsidiary Guarantor, the Administrative Agent or the Lenders presently exist or are hereafter created or attach.

11.15 Subsidiary Guarantors’ Enforcement Rights. Without the prior written consent of the Lenders, no Subsidiary Guarantor shall (a) exercise or enforce any creditor’s right it may have against the Borrower or any Subsidiary of the Borrower, or (b) foreclose, repossess, sequester or otherwise take steps or institute any action or proceeding (judicial or otherwise, including without limitation the commencement of or joinder in any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any lien, mortgages, deeds of trust, security interest, collateral rights, judgments or other encumbrances on assets of the Borrower or any Subsidiary of the Borrower held by any Subsidiary Guarantor.

11.16 Limitation. It is the intention of the Subsidiary Guarantors and each Secured Party that the amount of the Obligations guaranteed by each Subsidiary Guarantor shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar Requirement of Law applicable to such Subsidiary Guarantor. Accordingly, notwithstanding anything to the contrary contained in this Guaranty or in any other agreement or instrument executed in connection with the payment of any of the Obligations guaranteed hereby, the amount of the Obligations guaranteed by a Subsidiary Guarantor under this Guaranty shall be limited to an aggregate amount equal to the largest amount that would not render such Subsidiary Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other Legal Requirement.

11.17 Contribution Rights.

(a) To the extent that any payment is made under this Guaranty (a “Subsidiary Guarantor Payment”), by a Subsidiary Guarantor, which Subsidiary Guarantor Payment, taking into account all other Subsidiary Guarantor Payments then previously or concurrently made by all other Subsidiary Guarantors, exceeds the amount which such Subsidiary Guarantor would otherwise have paid if each Subsidiary Guarantor had paid the aggregate Obligations satisfied by such Subsidiary Guarantor Payment in the same proportion that such Subsidiary Guarantor’s Allocable Amount (as defined below) (in effect immediately prior to such Subsidiary Guarantor Payment) bore to the aggregate Allocable Amounts of all of the Subsidiary Guarantors in effect immediately prior to the making of such Subsidiary Guarantor Payment, then, following the date on which the Obligations shall be paid and satisfied in full and each Subsidiary Guarantor shall have performed all of its obligations hereunder, such Subsidiary Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Subsidiary Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Subsidiary Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Subsidiary Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the United States Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 11.17 is intended only to define the relative rights of the Subsidiary Guarantors and nothing set forth in this Section 11.17 is intended to or shall impair the obligations of the Subsidiary Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(d) The rights of the parties under this Section 11.17 shall be exercisable upon the date the Obligations shall be paid and satisfied in full and each Subsidiary Guarantor shall have performed all of its obligations hereunder.

(e) The parties hereto acknowledge that the right of contribution and indemnification hereunder shall constitute assets of any Subsidiary Guarantor to which such contribution and indemnification is owing.

11.18 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Subsidiary Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty, as it relates to such other Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until discharged in accordance with Section 11.3. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

11.19 Release of Subsidiary Guarantors. Upon the Disposition of any Subsidiary Guarantor in accordance with the terms of this Agreement to any Person other than the Borrower or any other Subsidiary Guarantor, the Administrative Agent shall, at the Borrower’s expense, execute and deliver to such Subsidiary Guarantor such documents as such Subsidiary Guarantor shall reasonably require and take any other actions reasonably required to evidence or effect the release of such Subsidiary Guarantor from this Agreement and the other Loan Documents.

ARTICLE XII

MISCELLANEOUS

12.1 Amendments and Waivers.

(a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 12.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder (except (X) in connection with the waiver of applicability or reduction of any post-default increase in interest rates (which waiver or reduction shall be effective with the consent of the Required Lenders of each adversely affected Facility) and (Y) that any amendment or modification of defined terms used in the Financial Covenants shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or, except in connection with any Disposition expressly permitted hereunder of all or substantially all of the assets of a Subsidiary Guarantor, the release of any Subsidiary Guarantor from its obligations under the Guaranty or the Security Agreement, in each case without the written consent of each Lender directly affected thereby;

(iii) eliminate or reduce the voting rights of any Lender under this Section 12.1 or reduce any percentage specified in the definition of Required Lenders without the written consent of each Lender; or

(iv) amend, modify or waive any provision of Articles X or XII or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent.

(b) Any waiver, amendment, supplement or modification made pursuant to this Section 12.1 shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(c) Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

12.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

If to the Administrative Agent:	BOKF, NA dba Bank of Oklahoma
Bank of Oklahoma Tower
P.O. Box 2300
Tulsa, Oklahoma 74102-2300
Telecopy No.: (918) 295-0400
Attention: David G. Lamb

If to the Borrower:	Enovation Controls, LLC
5311 S. 122nd East Ave.
Tulsa, Oklahoma 74146
Telecopy No.: (918) 317-4100
Attention: Dave Crowell, Vice President of Finance

Notices and other communications to the Administrative Agent and the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and any applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

12.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

12.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

12.5 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.5.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees other than the Borrower (or any of its Subsidiaries) or a natural person (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld, conditioned or delayed and such consent shall be deemed given if the Borrower has not objected within five Business Days of a written request for consent), provided that (i) the Borrower may withhold consent if the proposed Assignee (or any Affiliate of the proposed Assignee) is a competitor of the Group Members, so long as no Event of Default has occurred and is continuing, and (ii) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under either Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 12.5, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.19, 2.20 and 9.2). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.5 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(ii) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(iii) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 12.1(b) and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 12.5, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.18, 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 12.5. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.6(b) as though it were a Lender, provided such Participant shall be subject to Section 12.6(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld). Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.19 unless such Participant complies with Section 2.19(e) and (f).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 12.5 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

12.6 Adjustments; Set-off.

(a) Except to the extent that this Agreement or a court order expressly provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 12.5), or receive any realization on account of any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8.1(f), or otherwise), in a greater proportion than any such payment to or realization received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such realization, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such realization ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise) and an Event of Default having occurred and being continuing, to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any Affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

12.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be maintained with the Borrower and the Administrative Agent.

12.8 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.9 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, each of the Subsidiary Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

12.10 GOVERNING LAW. THIS AGREEMENT, EACH NOTE AND EACH OTHER LOAN DOCUMENT, AND ALL MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

12.11 Submission To Jurisdiction; Waivers. Each of the Loan Parties, the Administrative Agent and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of Oklahoma, the courts of the United States for the Northern District of Oklahoma, and appellate courts from any thereof; provided that nothing contained herein or in any other Loan Document will prevent any Lender or the Administrative Agent from bringing any action to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in any other forum in which jurisdiction can be established;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 12.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

12.12 Acknowledgements. Each of the Loan Parties, the Administrative Agent and the Lenders hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower or any Subsidiary Guarantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower and the Subsidiary Guarantors, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or between the Borrower and the Lenders.

12.13 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to take any action requested by the Borrower having the effect of releasing any Collateral or Guarantee Obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 12.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the other obligations under the Loan Documents (other than obligations under or in respect of Specified Swap Agreements or Specified Cash Management Agreements and contingent indemnification obligations) shall have been paid in full, the Commitments have been terminated, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person. At the request and sole expense of any Loan

Party following any such termination, the Administrative Agent shall deliver to such Loan Party any Collateral held by the Administrative Agent on behalf of the Administrative Agent and the Lenders hereunder, and execute and deliver to such Loan Party such documents as such Loan Party shall reasonably request to evidence such termination.

12.14 Confidentiality.

(a) Each of the Administrative Agent and each Lender agrees to keep confidential all non-public information provided to it by any Loan Party, the Administrative Agent or any Lender pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such information (a) to the Administrative Agent, any other Lender or any Affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section 12.15, to any actual or prospective Transferee or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, or (j) if agreed by the Borrower in its sole discretion, to any other Person.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

12.15 WAIVERS OF JURY TRIAL. EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.16 USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA PATRIOT Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURES APPEAR ON FOLLOWING PAGES.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

ENOVATION CONTROLS, LLC

By:	/s/ David L. Crowell
Name:	David L. Crowell
Title:	Vice President, Finance

SUBSIDIARY GUARANTORS:

GC&I GLOBAL, INC.

By:	/s/ David L. Crowell
Name:	David L. Crowell
Title:	Vice President, Finance

MURPHY INDUSTRIES, LLC

By:	/s/ David L. Crowell
Name:	David L. Crowell
Title:	Vice President, Finance

ECONTROLS, LLC

By:	/s/ David L. Crowell
Name:	David L. Crowell
Title:	Vice President, Finance

SIGNATURE PAGE TO CREDIT AGREEMENT

BOKF, NA dba BANK OF OKLAHOMA, as Administrative Agent, Swingline Lender and LC Issuer and as a Lender

By:	/s/ David G. Lamb
Name:	David G. Lamb
Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

HSBC BANK USA, NATIONAL ASSOCIATION, as Syndication Agent and as a Lender

By:	/s/ Celestino Gonzalez
Name:	Celestino Gonzalez
Title:	Vice President HSBC Bank USA, N.A.

SIGNATURE PAGE TO CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as Documentation Agent and as a Lender

By:	/s/ Suzannah Valdivia
Name:	Suzannah Valdivia
Title:	Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Dylan McCants
Name:	Dylan McCants
Title:	VP, Commercial Banking

SIGNATURE PAGE TO CREDIT AGREEMENT

PROSPERITY BANK, as a Lender

By:	/s/ Matt C. Crew
Name:	Matt C. Crew
Title:	Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT